Exhibit 10.6

[*****] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ACCOUNT SERVICING AGREEMENT

This Account Servicing Agreement (this “Agreement”) dated as of January 14, 2020 (the “Effective Date”) is entered into by and between ML Plus LLC whose address is 30 West 21st Street, 9th Floor, New York, NY 10010 (“Servicer”) and MetaBank, dba Meta Payment Systems, whose address is 5501 S. Broadband Lane, Sioux Falls, South Dakota 57108 (“Bank”). Servicer and Bank may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

Whereas, Bank is a federally chartered savings bank and principal member of the Systems and is in the business of issuing Accounts and associated Cards;

Whereas, Servicer is in the business of marketing and promoting Accounts and is able to provide services, either directly or through Subcontractors, to support Programs; and

Whereas, Bank desires to retain Servicer to market, promote and support Programs; and

Whereas, Servicer desires to market, promote and support Programs on behalf of Bank subject to the terms and conditions hereof.

AGREEMENT

Now, therefore, in consideration of the mutual covenants and conditions hereinafter set forth, the receipt and sufficiency of which is acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Article I – DEFINITIONS

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” means a demand deposit (checking or checkless checking) account held by Bank and established for an Accountholder’s personal, family or household use.

“Accountholder” means a Person who (i) obtains an Account, (ii) is issued a Card to access such Account, and/or (iii) who is authorized to use the applicable Card to make a Transaction.

“Accountholder Agreement” means the agreement between Bank and an Accountholder governing the terms and conditions applicable to the use of a Program, including the use of any associated Card.

“Accountholder Complaint” shall have the meaning set forth in Section 3.15(a) of this Agreement.

“Accountholder Data” means any data or information of any Accountholder or applicant for an Account that is provided to or obtained by any Party in connection with a Program (including the servicing, marketing, processing or administration thereof) or the performance by such Party of the terms and conditions of this Agreement, including, but not limited to, all lists of Accountholders, former Accountholders, Account applicants, and all information relating to and identified with such Accountholders or applicants, including, but not limited to, account transaction and balance data, and “non–public personal information” as defined by GLBA and its implementing regulations, as amended, including, but not limited to, postal and e–mail addresses and associated data (including any personally identifiable information, personal account information, financial information, Card numbers or expiration dates, account numbers, Transaction data, personal identification numbers and other related information, social security numbers or personal or financial information) provided by an Accountholder or Account applicant to any Party. For purposes of this Agreement, “Accountholder Data” does not include any information or data owned or held by Servicer or its Affiliates to the extent such information or data was independently obtained by Servicer or its Affiliates from a source other than Bank or the Program, even if such information or data is duplicative of Accountholder Data.

“Accountholder Funds” means funds held in an Account by or on behalf of an Accountholder by any funding option authorized by Bank in connection with a Program.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person, where “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract interest or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Ancillary Services” shall have the meaning set forth in each applicable Schedule.

“Applicable Law” means (i) the System Rules, (ii) any and all federal laws, treaties, rules and regulations, and any and all regulatory guidance issued by, determinations of, mandatory written direction from or agreements with any arbitrator or governmental agency or authority, including, without limitation, the Bank Secrecy Act, Regulations E and Z, Regulation DD, the Consumer Financial Protection Bureau or any other Regulatory Authority, anti-money laundering laws, any and all directives, sanctions or regulations enforced by OFAC, the Federal Deposit Insurance Corporation or the OCC, Interagency Guidelines Establishing Standards for Safeguarding Customer Information, FFIEC Information Technology Examination Handbook (July 2006), and Section 501 of GLBA, (iii) all laws, statutes or regulations of any state relating to Cards and Accounts, money transmission or unclaimed property that are applicable to the Program, or, with respect to each Party, otherwise applicable to the Party by law or made applicable to such Party in connection with the performance of such Party’s obligations under this Agreement, and (iv) the Bank Policies.

“ATM” means automated teller machine.

“Audit Corrective Action Plan” shall have the meaning set forth in Section 3.18(c)(i) of this Agreement.

“Audit Findings” shall have the meaning set forth in Section 3.18(c) of this Agreement.

“Auditing Party” shall have the meaning set forth in Section 3.18(a) of this Agreement.

“Bank” shall have the meaning set forth in the preamble to this Agreement.

“Bank CIP Model” means the written decisioning processes created by Bank for the conduct of CIP for applicants for Accounts.

“Bank Contractors” shall have the meaning set forth in Section 14.1(b) of this Agreement.

“Bank Indemnitees” shall have the meaning set forth in Section 14.1(a) of this Agreement.

“Bank Policies” means Bank’s policies, procedures, BSA/AML Requirements, and Program specifications and guidelines, as promulgated from time to time and provided to Servicer in writing in advance by Bank in good faith to ensure the continued safety and soundness of Bank.

“BIN” means Bank Identification Number.

“BSA/AML Requirements” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Business Day” means any day other than Saturday or Sunday, a federal holiday or any other day in which banks in the State of South Dakota are authorized or required by Applicable Law to be closed.

“Call Monitoring” shall have the meaning set forth in Section 3.9(b) of this Agreement.

“Card” means a debit card issued by Bank under authority from one or more Systems in connection with a Program that enables an Accountholder to initiate Transactions to access his or her Account.

“Change of Control” shall mean, with respect to the other Party, any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization, recapitalization, stock acquisition or otherwise) that results in (A) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) acquiring, directly or indirectly, a majority of the combined voting power of the outstanding securities of such other Party (or its Controlling Parent (as defined below), if there is one) entitled to vote generally in the election of directors (or any equivalent governing body); provided, however, that any merger or consolidation of such other Party with and into any of such other Party’s direct or indirect subsidiaries or parent companies or direct or indirect subsidiaries of such parent company, shall not constitute a “Change of Control” hereunder so long as the Controlling Parent prior to such merger or consolidation shall, after giving effect to such merger or consolidation, own and control, directly or indirectly and beneficially and of record, not less than a majority of the combined voting power of the outstanding securities of the surviving entity from such merger or consolidation entitled to vote generally in the election of directors (or any equivalent governing body), (B) the sale, lease, license, exchange, conveyance, transfer or other disposition of all or substantially all of the assets of such other Party (or its Controlling Parent, if there is one), or (C) the Controlling Parent (if there is one) ceasing to own, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body).

“Charge Off Event” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“CIP” means the customer identification program established by Bank whereby the identities of applicants for an Account are verified in accordance with the requirements of the USA PATRIOT Act, Section 326 (or any successor thereto or other Applicable Law).

“CIP Vendor” shall mean a Program Critical Subcontractor approved by Bank to use the Bank CIP Model to perform CIP Verification Services.

“CIP Verification Services” means the non-documentary CIP verification services provided by a CIP Vendor using the Bank CIP Model.

“Complaints” shall have the meaning set forth in Section 3.15(e) of this Agreement.

“Complaint Summary” shall have the meeting set forth in Section 3.15(e) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 10.1(a) of this Agreement.

“Controlling Parent” means, with respect to such other Party, the ultimate Person (if any) that owns and controls as of the date hereof, directly or indirectly and beneficially and of record, a majority of the combined voting power of the outstanding securities of such other Party entitled to vote generally in the election of directors (or any equivalent governing body).

“Corrective Action Plan Deadline” shall have the meaning set forth in Section 3.18(c)(v) of this Agreement.

“Criticism” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Data Breach” means a security incident that results in an actual, unauthorized disclosure of Accountholder Data to a third party.

“Discloser” shall have the meaning set forth in Section 10.1(a) of this Agreement.

“Dispute” shall have the meaning set forth in Section 15.12(a) of this Agreement.

“Distribution Channels” means the channels approved by Bank through which Servicer or its distribution partners offer and facilitate applications for Accounts, which may include Servicer’s Program Telephone Numbers and Websites, mobile application, retail store locations owned and operated by Servicer, and other channels approved from time to time by Bank.

“Due Diligence Materials” shall have the meaning set forth in Section 4.2(a) of this Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Failed Month” shall have the meaning set forth in Section 3.13(d) of this Agreement.

“Failed SLA” shall have the meaning set forth in Section 3.13(b) of this Agreement.

“Force Majeure Event” shall have the meaning set forth in Section 15.13 of this Agreement.

“GLBA” means, collectively, Title V – Privacy of the Gramm–Leach–Bliley Act, P.L. 106–102, the Privacy Regulations and implementing regulations promulgated thereunder, and the standards for safeguarding customer information set forth in 12 CFR Part 364 and 16 CFR Part 314, all as they may be amended, supplemented and/or interpreted in writing from time to time by any federal Regulatory Authority.

“Indemnified Party” shall have the meaning set forth in Section 14.1(c) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 14.1(c) of this Agreement.

“Initial Term” shall have the meaning set forth in Section 9.1 of this Agreement.

“Intellectual Property Rights” shall have the meaning set forth Article XI to this Agreement.

“Interchange” means the revenue paid to the issuer of a Card by an acquiring financial institution for a Transaction, as established by a System; provided that “Interchange” shall not include any System Fees assessed to Bank daily.

“Joint Accountholder Data” shall have the meaning set forth in Section 12.2(c) of this Agreement.

“Launch Date” means the first date upon which an Account (excluding any test account) is opened by an actual Accountholder (and not a test Accountholder) at the Bank.

“Legal Documents” shall have the meaning set forth in Section 3.15(d) of this Agreement.

“Losses” shall have the meaning set forth in Section 14.1(a) of this Agreement.

“Marks” means the service marks and trademarks of a System, Bank, Servicer or third party, including, but not limited to, the names and other distinctive marks or logos, which identify a System, Bank, Servicer or third party.

“Marketing Materials” means all promotional materials, documentation, and announcements that relate to the public promotion or identification of the Programs to consumers, including but not limited to, email solicitation messages, published advertising (such as newspaper and magazine advertisements), Internet media, Card art, displays, social media posts, blogs, tweets, texts, banner ads, telemarketing scripts, television or radio advertisements, brochures, postcards, signage, frequently asked questions, sales materials, and press releases intended for public dissemination or to promote, advertise and/or market the Programs.

“Meta Relationship Officer” shall have the meaning set forth in Section 3.13(f) of this Agreement.

“Negative Balances” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“Negative Balance Reserve Account” shall have the meaning set forth in Section 7.2(c) of this Agreement.

“Net Revenues” shall have the meaning set forth in Schedule A of this Agreement.

“New Account Pack” means a package containing an Accountholder Agreement, Bank’s Privacy Policy, unactivated Card and other Program Materials approved or required by Bank in consultation with Servicer.

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” means Office of Foreign Assets Control.

“Other Product” means any other product or service offered by Servicer or a third party to Accountholders or prospective Accountholders pursuant to a separate written agreement between Servicer or such third party and the Accountholder, to which Bank is not a party. Other Products include without limitation investment advisory, broker-dealer, credit checking, credit monitoring, financial health tracking, salary or cash advance, remittance, and lending products offered by or through Servicer or any of Servicer’s Affiliates.

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

“PCI-DSS” means the Payment Card Industry Data Security Standards, as such standards may be amended from time to time.

“Person” means any natural or legal person, including any corporation, partnership, limited liability company, trust or unincorporated association or other entity.

“Privacy Policy” shall have the meaning set forth in Section 12.2(b) of this Agreement.

“Processing Services” means those services which are necessary to establish Accounts, issue Cards and process Transactions in accordance with Applicable Law, the Program Requirements Document, the Accountholder Agreement and other Program disclosures, and Bank Policies, and includes any Ancillary Services.

“Processor” means a Program Critical Subcontractor retained by Servicer to provide Processing Services.

“Processor System” shall mean the system owned and operated by a Processor that integrates with Bank to facilitate the establishment of Programs.

“Program” means a system of services under the oversight and control of Bank under which Accountholders may utilize an Account or linked Card to conduct Transactions pursuant to the Accountholder Agreement. This Agreement contemplates that Servicer may be permitted by Bank to market, promote and support multiple Programs hereunder, each subject to the terms hereof. All Programs shall be subject to the terms hereof and the prior written approval of Bank, which approval shall not be unreasonably withheld or delayed. For the avoidance of doubt the term “Program” will not include Servicer’s Other Products not offered as a feature of the Accounts.

“Program Critical Subcontractor” means any Subcontractor that (a) has access to, stores, transmits or processes unencrypted Accountholder Data; (b) has access to encrypted Accountholder Data and the ability to decrypt it; or (c) performs significant servicing functions in connection with the Programs that could cause Bank or Accountholders to suffer material harm if the third party materially fails to perform the services contracted for.

“Program Materials” means all written and electronic materials relating to each Program, including, but not limited to, Marketing Materials, the Accountholder Agreement, Program Requirements Document, training materials, policies and procedures, Accountholder service letters, any website or mobile application established by Servicer in connection with the Programs, customer service scripts, interactive voice response messaging, any information, notices or disclosures relating to the Programs provided to Accountholders or prospective Accountholders, including, but not limited to, periodic statements, Bank’s Privacy Policy, error-resolution notices, change-in-terms notices, and other disclosures required by Applicable Law, including any material amendments or updates thereto.

“Program Records” shall have the meaning set forth in Section 3.11(a) of this Agreement.

“Program Requirements Document” means a description and explanation of the parameters and features of a Program using the form provided by Bank, together with any accompanying exhibits or schedules.

“Program Revenue” means all income and other revenue derived from an Accountholder’s use of an Account, Card or participation in a Program.

“Program Telephone Numbers and Websites” shall have the meaning set forth in Section 9.3(b) of this Agreement.

“QSA” shall have the meaning set forth in Section 12.5(d) of this Agreement.

“Recipient” shall have the meaning set forth in Section 10.1(a) of this Agreement.

“Regulatory Authority” means, as the context requires, the OCC; the Consumer Financial Protection Bureau, the State of South Dakota; the Federal Deposit Insurance Corporation; and any other federal or state agency having jurisdiction over Bank or Servicer.

“Regulatory Communication” shall have the meaning set forth in Section 3.14(b) of this Agreement.

“Renewal Term” shall have the meaning set forth in Section 9.1 of this Agreement.

“Reputational Risk” shall mean the risk to Bank’s current or anticipated earnings, capital, or franchise or enterprise value arising from public opinion, or as otherwise defined from time-to-time as set forth on the Comptroller’s Examination Manual, which is currently available at https://www.occ.treas.gov/publications-and-resources/publications/comptrollers-handbook/index-comptrollers-handbook.html.

“Response to Audit Letter” shall have the meaning set forth in Section 3.18(c) of this Agreement.

“Safety and Soundness” means the standards identified by the OCC in 12 C.F.R. Part 30, Appendix A.

“Security Contact” shall have the meaning set forth in Section 12.7 of this Agreement.

“Security Program” shall have the meaning set forth in Section 12.5(a) of this Agreement.

“Servicer” shall have the meaning set forth in the preamble to this Agreement.

“Servicer Contractors” shall have the meaning set forth in Section 14.1(a) of this Agreement.

“Servicer Expenses” shall have the meaning set forth in Section 7.1(b) of this Agreement.

“Servicer Indemnitees” shall have the meaning set forth in Section 14.1(b) of this Agreement.

“Settlement” means the movement and reconciliation of funds between Bank and the System in accordance with the System Rules.

“SLA” shall have the meaning set forth in Section 3.13(a) of this Agreement.

“SLA Corrective Action Plan” shall have the meaning set forth in Section 3.13(b) of this Agreement.

“SSAE” shall have the meaning set forth in Section 12.5(c) of this Agreement.

“Subcontractor” means any entity Servicer retains to fulfil some or all of the obligations of Servicer in this Agreement.

“Support Group” shall have the meaning set forth in Section 3.13(g).

“System” means MasterCard International Incorporated, Visa, U.S.A., Inc., Cirrus, Plus, Nacha, and/or any other electronic payment network for transmitting items and Settlement thereof.

“System Fees” shall have the meaning set forth in Section 7.1(b) of this Agreement.

“System Rules” means the by-laws, regulations and operating rules of any System, or any other card association operating a payment network which is utilized by any Party hereto for the purposes of fulfilling such Party’s obligations hereunder, and the PCI-DSS.

“Term” shall have the meaning set forth in Section 9.1 of this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 14.1(c) of this Agreement.

“Third Party Complaint” shall have the meaning set forth in Section 3.15(c) of this Agreement.

“Transaction” means using an Account or linked Card to do any of the following: (i) to make a purchase; (ii) to obtain a credit for a previous purchase; (iii) to obtain cash from a terminal or ATM; (iv) to make a bill payment or other payment to a third party; (v) to transfer value to another card or account; (vi) to deposit funds to a Account; (vii) without duplication of any of the foregoing, any other transaction involving use of an Account or linked Card.

“Wind-Down Plan” shall have the meaning set forth in Section 9.3(b) of this Agreement.

Article II – APPOINTMENT OF SERVICER

SECTION 2.1 Purpose

The purpose of this Agreement is to establish the framework pursuant to which Bank products are developed, marketed and implemented for use in conjunction with Programs that offer consumers a convenient and secure mechanism for storing funds and making purchases and payments.

SECTION 2.2 Appointment of Servicer

Bank hereby appoints Servicer as Bank’s authorized and exclusive service provider to market the Programs and perform such services hereunder to support the Programs, solely in accordance with the terms of this Agreement.

SECTION 2.3 Statutory Authority of the Regulatory Authority

As a servicer provider of Bank, Servicer acknowledges and agrees, subject to the limitations of Applicable Law, due process, equity, and other principles of law, to the following:

(a) the performance of activities by Servicer on behalf of the Bank is subject to OCC examination oversight, including access to all work papers, drafts, and other materials.

(b) the OCC generally has the authority to examine and to regulate the functions or operations performed or provided by Servicer to the same extent as if they were performed by the Bank itself on its own premises.

Article III - DUTIES OF THE PARTIES

SECTION 3.1 Programs.

(a) The Parties shall work together to develop and establish the Programs, provided that Bank shall retain full oversight and control of such Programs throughout the Term as required by Applicable Law, and the terms and parameters of any Program are subject to Bank approval, which approval shall not be unreasonably withheld or delayed.

Servicer will complete a Program Requirements Document for each Program proposed to be offered under this Agreement and will submit such Program Requirements Document in advance to Bank for Bank’s prior written approval, which approval shall not be unreasonably withheld or delayed. If a Program is approved, Bank shall ensure that such Program is implemented promptly to the extent the Program requires action by Bank. Servicer shall ensure that each Program is offered substantially in accordance with the Program Requirements Document approved by the Bank, as may be amended from time to time pursuant to Section 3.5.

SECTION 3.2 Marketing

Servicer may, at its sole expense, develop and propose Marketing Materials for use in promoting and marketing the Programs. All Marketing Materials must be developed in accordance with Bank Policies, and approved in advance by Bank in writing prior to use. Bank agrees to respond to any proposed Marketing Materials within five (5) Business Days of receipt of Servicer’s request. Bank shall be identified on all Marketing Materials for the Programs contemplated in this Agreement. Servicer shall be solely responsible for ensuring that all Marketing Materials and all methods utilized by Servicer to disseminate such Marketing Materials comply with Applicable Law and Bank Policies. Servicer agrees that if Bank determines, in its reasonable determination after consultation with Servicer, that the Marketing Materials violate or are likely to violate Applicable Law, Bank may direct Servicer to suspend, limit or modify the Marketing Materials in question until such time as the Parties can amend the Marketing Materials to comply with Applicable Law to the Bank’s reasonable satisfaction. If Servicer fails to obtain Bank’s prior approval of material Marketing Materials on three or more occasions before distributing such material Marketing Materials to consumers, without limiting any other rights or remedies of Bank, Bank shall have the right to terminate this Agreement by giving written notice of termination to Servicer, in which case the date of termination shall be as set forth in such notice.

SECTION 3.3 Distribution Channels

Servicer may offer the Program through Distribution Channels approved in writing by the Bank, which approval shall not be unreasonably withheld or delayed. Servicer shall be solely responsible for ensuring that all Distribution Channels utilized by Servicer in connection with the Programs comply with Applicable Law and Bank Policies. If Bank determines, in its reasonable determination after consultation with Servicer, that use of a Distribution Channel is likely to result in (i) a violation of Applicable Law or a directive from a Regulatory Authority; (ii) a material Reputational Risk to Bank or a threat to the Safety and Soundness of Bank; or (iii) a material adverse impact to Accountholders or Account applicants, Bank may direct Servicer to suspend, limit or modify use of such Distribution Channel until such concerns can be resolved to the Bank’s reasonable satisfaction. For avoidance of doubt, Bank acknowledges and agrees that Servicer’s website, www.moneylion.com and the MoneyLion mobile application are pre-approved as Distribution Channels, subject to Bank’s review prior to Program launch to verify that such website and mobile application comply with Applicable Law and Bank Policies with respect to the Program.

SECTION 3.4 Accounts, Cards, and Accountholder Agreements

(a) The features and functionality of, and terms and conditions applicable to each Account and any associated Card offered pursuant to a Program shall be determined by Bank in consultation with Servicer and set forth in an Accountholder Agreement between Bank and each Accountholder and such other Program Materials as determined by Bank in consultation with Servicer. Bank shall (i) be the contracting party under all Accountholder Agreements, (ii) enter into an Accountholder Agreement with each Accountholder, and (iii) be identified as the provider of the Account and issuer of the associated Card in each Accountholder Agreement. The relationship with each Accountholder, the Accounts and the associated Cards shall be exclusively owned by Bank with respect to the Program, provided that Bank shall not sell, assign, transfer or otherwise dispose of, in whole or in part, any Account during the Term of this Agreement or before termination or wind-down has been completed pursuant to Article IX of this Agreement.

(b) At Servicer's expense, Servicer may develop other proposed Program Materials for Bank’s consideration. Servicer acknowledges and agrees that all Program Materials relating to the Programs, including, without limitation, any statements or disclosures, shall be subject to Bank’s prior written approval, which shall not be unreasonably withheld or delayed, and may not be used without such approval. .

(c) The design of each Card issued pursuant to a Program shall be determined by Bank in consultation with Servicer, and shall identify Bank as the issuer of the Card and shall include such other names, Marks and disclosures as may be required to conform with Applicable Law and the Bank Policies. At Servicer's expense, Servicer may develop concepts, ideas and suggestions for proposed Card designs and submit such proposals to Bank for approval, provided that such Card designs must be approved in advance by Bank in writing, which shall not be unreasonably withheld or delayed, prior to use by Servicer in connection with any Program. Bank agrees to respond to any proposal for a Card design within five (5) Business Days of receipt of Servicer’s request.

(d) Servicer, at its sole expense, shall be responsible for printing and distributing to Accountholders, in a manner and at times required by Applicable Law or as otherwise mutually determined by the Parties, of the following: (i) the New Account Packs and replacement Cards, (ii) any disclosures required by Applicable Law, including without limitation periodic statements, (iii) any amendments to the Accountholder Agreement or disclosures that are requested by Servicer and approved by Bank, and (iv) any amendments to the Accountholder Agreement or disclosures that Bank, in its reasonable discretion after consultation with Servicer, determines are required pursuant to Section 3.5 below. Notwithstanding the foregoing, Servicer may choose to support the technological and disclosure requirements necessary to permit the electronic delivery of Accountholder Agreements and disclosures consistent with Applicable Law, subject to Bank’s prior written approval, which approval shall not be unreasonably withheld or delayed.

(e) For the duration of the Term and for such longer period as is necessary to enable the Parties to complete wind-down of this Agreement as contemplated by Section 9.3 hereof, Bank hereby grants to Servicer a nonexclusive, nontransferable, non-sublicensable, royalty-free right to include the Marks designated by Bank in any approved advertising, promotional literature, documentation and other Marketing Materials related to the Program and marketing efforts under this Agreement. Servicer’s use of Bank’s Marks in any such advertisement, promotional literature, documentation and other Marketing Materials will be subject to Bank’s prior review and approval, such approval not to be unreasonably withheld or delayed, and which approval shall be deemed given if Bank approves the relevant Marketing Materials in accordance with Section 3.2.

(f) For the duration of the Term and for such longer period as is necessary to enable the Parties to complete wind-down of this Agreement as contemplated by Section 9.3 hereof, Servicer hereby grants to Bank a nonexclusive, nontransferable, non-sublicensable, royalty-free right to include Marks designated by Servicer (including third party Marks) on the Cards, in any Program Material and otherwise as shall be necessary to enable Bank to perform its obligations hereunder. Bank and Servicer agree that Servicer’s Marks include the naming and branding of the Programs as offered under the terms of this Agreement, provided that the Marks for the branding of the Program(s) must be approved in writing by Bank prior to use and must be used in accordance with Bank Policies. Bank and Servicer further agree that each of Bank and Servicer shall only use the Servicer’s Marks associated with the Program in connection with the Program and for no other purpose.

SECTION 3.5 Program Modifications

(a) Servicer may suggest or make changes to a Program or Marketing Materials or Program Materials at any time, subject to the prior written consent of Bank, not to be unreasonably withheld or delayed. Servicer shall be responsible for all costs associated with any such changes suggested or made by Servicer and approved by Bank, including any reasonable, out of pocket costs incurred by Bank, if any. Changes to a Program or the Marketing Materials, Program Materials or Bank Policies, including a determination that certain Marketing Materials or Program Materials or are no longer authorized, may be reasonably requested by Bank upon sixty (60) calendar days’ notice to Servicer and subject to the approval of Servicer (not to be unreasonably withheld or delayed), provided, however, that such notice and Servicer’s approval shall not be required if such change (as reasonably determined by Bank after consultation with counsel or other advisors): (i) is necessary to respond to a directive from a Regulatory Authority or System, (ii) is necessary in order to cause the Program to remain in compliance with Applicable Law, or (iii) is necessary to alleviate Reputational Risk or Safety and Soundness risk to Bank or avoid harm to Accountholders in connection with the Program and providing sixty (60) days’ prior notice is not feasible, in which case Bank shall provide notice as soon as commercially practicable. Bank shall take commercially reasonable steps to prevent undue expense for Servicer when making any changes that would impact Marketing Materials or Program Materials that are already in production. Unless otherwise mutually agreed upon by the Parties, upon Servicer’s receipt of reasonable written notice from Bank of any such changes to a Program or the Marketing Materials as described above, Program Materials or Bank Policies, Servicer shall implement such changes as soon as commercially practicable but in no event later than sixty (60) Business Days from Servicer’s receipt of reasonable notice of such change or determination (or such shorter period required by Applicable Law or a Regulatory Authority). Servicer shall take all reasonably required actions deemed necessary by Bank, in Bank’s commercially reasonable discretion, taking into account any legally-binding effective date with respect to any change in Applicable Law and the legal, compliance and reputation risks to the Parties, to implement the modification in the manner and time period specified by Bank. Servicer shall bear all reasonable, out-of-pocket costs related to any changes requested by Bank pursuant to the circumstances set forth in clauses (i), (ii) or (iii) of this Section 3.5(a). Bank shall reimburse Servicer for all reasonable out of pocket costs related to any other changes requested by Bank pursuant to this Section.

(b) Servicer shall ensure that any changes or modifications proposed by Servicer or required by Bank pursuant to this Section are implemented in compliance with Applicable Law and that all Accountholders who may be affected by such changes or modifications receive notice in a communication approved by Bank pursuant to Section 3.4 above and in compliance with any Applicable Laws. Servicer shall preserve evidence of its compliance with the requirements set forth in this subsection and shall provide a copy of such records to Bank upon request.

SECTION 3.6 Other Products.

With the exception of the pre-approved Other Products listed in Schedule E, Servicer shall not market or offer Other Products to Accountholders or prospective Accountholders in the same Program Materials (including Marketing Materials), website pages or mobile application pages as the Program without Bank’s prior written approval, which approval shall not be unreasonably withheld or delayed. In the event that such prior written approval of Bank is unreasonably withheld or delayed, Servicer will have the right, upon 60 says notice, to terminate this Agreement without penalty. Unless (a) the Other Product is marketed or offered as a benefit, feature or ancillary product or service of the Program, or vice versa, (b) the Other Product involves the Bank facilitating credits to or debits from the Accounts in connection with the Other Product, including the collection of fees assessed for the Other Product, or (c) the Other Product involves the sharing of Accountholder Data with any Person, the Parties acknowledge and agree that the Bank’s review shall be limited to the Bank’s good faith and reasonable determination that the Other Product is sufficiently segregated from the Program and does not present unacceptable Reputational Risk to Bank. To the extent the Other Product is marketed or offered as a benefit, feature or ancillary product or service of the Program, Servicer shall provide Bank at least thirty (30) days’ prior written notice and obtain Bank’s written approval before materially modifying the terms governing the Other Product or the functionality or features of such Other Product. Notwithstanding the foregoing, if providing thirty (30) days’ prior written notice of such modification is likely to cause Servicer to suffer a material and imminent risk of financial or reputational harm, Servicer may provide Bank notice of such modification as soon as commercially practical under the circumstances but in no event less than five (5) Business Days prior to the effective date of the modification or any advance notice period required to be afforded to Accountholders under Applicable Law, whichever is longer. Servicer shall be solely responsible for ensuring that any such Other Products comply with Applicable Law. If Servicer or Bank receives or Bank becomes aware of material complaints from a Regulatory Authority or Accountholders regarding such Other Products marketed or offered to Accountholders or prospective Accountholders in the same Program Materials (including Marketing Materials), website pages or mobile application pages as the Program, such Party will promptly notify the other Party, and Servicer shall cooperate with Bank to promptly resolve any such complaint or, if appropriate, limit, suspend, modify or terminate the marketing of such implicated Other Products in connection with the Programs until such complaint is resolved.

SECTION 3.7 Management Services.

Except as otherwise set forth herein, Servicer shall assist Bank in the development and marketing of the Programs, market and distribute the Program on behalf of Bank, and perform, either directly or through a Subcontractor, services that are necessary or appropriate to support and successfully operate the Programs in accordance with the terms of this Agreement, the Accountholder Agreement and other Program disclosures, Program Requirements Document, Bank Policies and Applicable Law, including, but not limited to, the Processing Services described below.

SECTION 3.8 Processing Services

(a) Servicer, at its sole expense, shall either provide directly, or contract with a Bank-approved Processor to provide, the Processing Services for the Program(s) in accordance with the attached Schedule C. Bank agrees that Galileo Processing, Inc. is approved as a Processor.

(b) Servicer shall ensure that any Processor or Subcontractor complies with all Applicable Law, the Accountholder Agreement and other Program disclosures, Program Requirements Document, and Bank Policies in providing Processing Services or Ancillary Services.

(c) Servicer shall at no time fail to fulfill any of its obligations under this Agreement, including the provision of Processing Services either itself or via a designee, Ancillary Services, or customer service to Accountholders for any Program, due to a dispute between Servicer and a Processor or other Subcontractor.

(d) Servicer acknowledges that Bank and/or the Processor may require the other party and Servicer to enter into an agreement reflecting the rights and obligations of the Bank and Processor in connection with Processing Services provided for the Programs, and Servicer agrees to conduct reasonable negotiations with the intent of entering into such agreement if required by Bank and/or the Processor.

(e) Notwithstanding anything to the contrary contained in this Agreement, Bank shall have the right (but not the obligation), at any time as determined, for good cause shown, after consultation with Servicer (including during any wind-down period contemplated by Section 9.3), to assume responsibility for the Processing Services and to perform, either directly or through the Processor or another third party designated by Bank, all services in connection therewith. Such exercise shall arise, only in the event that a Processor’s actions or failure to act has resulted, or is likely to result in, (i) a breach of material obligations of Processor to Servicer or Bank; (ii) a material Reputational Risk to Bank or a material threat to the Safety and Soundness of Bank; (iii) a material adverse impact to Accountholders; or (iv) a material risk of a data security breach. In the event of any such action or failure to act by Processor, Bank shall provide written notice to Servicer, and Servicer and Processor shall have thirty (30) days from the date of such notice to cure the actions or failure to act on behalf of Processor that resulted in the notice, unless immediate action is required due to direction from a Regulatory Authority or a material threat of imminent harm to the Bank or Accountholders that prevents the giving of advance notice and such a cure period. Any out of pocket fees and expenses reasonably incurred by Bank in connection with the exercise of its rights set forth in this Section shall be paid by the Servicer, and Bank shall have the right to deduct all such fees and expenses from the compensation and other amounts payable to Servicer hereunder.

SECTION 3.9 Customer Service

(a) Servicer shall (i) establish and maintain an internet website or mobile phone application that performs customer service functions for the Programs in accordance with Applicable Law, Bank Policies and commonly used industry practices; and (ii) administer and maintain a dedicated toll free phone number, which number shall be printed on the Accountholder Agreements, for providing live and interactive voice response telephonic customer service. The features and functionality of Servicer’s website and mobile application relating to the Program must be approved by Bank in writing prior to use, which approval shall not be unreasonably withheld or delayed. Servicer shall perform monthly quality monitoring of the customer service functions in accordance with Bank Policies, in accordance with Bank Policies and subject to mutually agreed upon monitoring requirements.

(b) To ensure the integrity of the Program, Bank may periodically elect in its reasonable discretion and in compliance with Applicable Law, to conduct random call sampling and/or mystery calls to the extent such calls relate to the Program (“Call Monitoring”). Call Monitoring is intended to assess the abilities of live agents on a quality scorecard, including their range of knowledge and their skills (including “soft skills”) used to govern the approach to delivering accurate information and reliable services with effective communication. Such assessments of agent abilities shall be made in accordance with Bank Policies and subject to mutually agreed upon quality criteria thresholds. If Bank conducts Call Monitoring, Bank may request from Servicer a minimum of ten (10) randomly selected recordings of calls from Accountholders to live agents, which minimum may be increased in Bank’s reasonable discretion after consultation with Servicer.

SECTION 3.10 Processor System Access

(a) Servicer shall provide Bank with, or ensure that Bank has access to, the Processor System and shall ensure that Bank has sufficient access to any other systems relating to the obligations of Servicer hereunder. Access to such other systems shall be limited to such portions of other systems that directly relate to the Programs and the services provided in connection therewith. Servicer is responsible to purchase and maintain such equipment as is commercially reasonably necessary to provide Bank access to Processor Systems, including but not limited to access to Accountholder and Program activity and any Program Records, through each of the following channels:

(i)	User interface;

(ii)	Real-time direct API connectivity; and

(iii)	Delivery of data files.

(b) Servicer shall ensure that Bank’s access to the Processor Systems, at all times during the Term and any wind down period, permits Bank to:

(i)	Monitor for and investigate any suspicious or fraudulent activity;

(ii)	Monitor Program activity;

(iii)	Adjust Accountholder or account information, including but not limited to, the closing or suspension of a Card or Account at any time for any reason in Bank’s sole discretion, and the adjustment of account balances.

(c) Bank shall provide notice of any adjustment or modification made within the Processor System as soon as practicable after making such adjustment or modification. Any adjustments or modifications made by Bank within the Processor Systems in accordance with this Section 3.10 may not thereafter be altered or reversed without Bank’s prior written approval.

SECTION 3.11 Program Records

(a) Servicer agrees that it shall, and shall require any Subcontractor to, keep current and accurate records relating to each Program, including, without limitation, the Cards issued, Accounts opened, and Transactions processed pursuant to this Agreement in accordance with Applicable Law, Bank Policies or as otherwise reasonably required by Bank (the “Program Records”). Servicer shall provide to Bank access to any Program Records, including but not limited to data or other information in its possession which is required to reconcile accounts or substantiate information concerning Account fees, Transactions or Settlement or as required by any Regulatory Authority or Applicable Law. For avoidance of doubt, Servicer acknowledges and agrees that all Program Records for the Programs shall be the confidential information and property of Bank.

(b) Bank shall be provided with access to any Program Records it reasonably requests from time to time from Servicer or any Subcontractor with regard to any activity contemplated by or relating to this Agreement, and such information shall be provided in accordance with Bank’s specifications and requirements within five (5) business days or in the case of periodic reporting requested by Bank, in accordance with the timeframe and format reasonably requested by Bank. Servicer shall ensure that it has ready access to all Program Records, including those maintained by a Subcontractor, in order to comply with any request from Bank pursuant to this Section 3.11.

SECTION 3.12 Transaction Settlement

With respect to the Accounts, all Accountholder Funds shall be maintained on deposit at Bank. Subject to Servicer’s fulfillment of its obligations under Section 3.11, Bank shall be responsible for the accounting, recording and reconciliation of its own general ledger and bank accounts related to the Programs and Bank shall handle Settlement for all Transactions settling through the System(s) on a net settlement basis. To facilitate Settlement, Bank has established, will establish and may in the future establish one or more accounts at Bank, in accordance with Schedule A.

SECTION 3.13 Service Level Agreement (SLA) Standards

(a) Servicer shall provide all services contemplated by this Agreement with promptness and diligence and in a professional and workmanlike manner (unless some other time frame or manner is set forth herein, in which case such other time frame or manner shall apply), and, as applicable, at least in accordance with the service levels set forth in Schedule B (each service level set forth in Schedule B, an “SLA”), which shall be effective only six (6) months after the Launch Date. Servicer and Bank shall periodically review and measure overall performance against the SLAs to ensure consistency with the goals and objectives of this Agreement, and the Parties shall reasonably cooperate to update such SLAs as necessary.

(b) If any services are not provided in accordance with the SLAs (each instance six months after the Launch Date, a “Failed SLA”), Servicer shall, for each Failed SLA: (i) promptly investigate and report to Bank on the causes of the problem; (ii) provide a root cause analysis of such failure as soon as practicable after such failure or Bank’s request; (iii) initiate remedial action to correct the problem and resume meeting the relevant SLA(s) as soon as practicable; and (iii) advise Bank, as and to the extent requested by Bank, of the status of remedial efforts being undertaken with respect to such problem and provide Bank reasonable evidence that the causes of such problem have been corrected on a permanent basis (such efforts, an “SLA Corrective Action Plan”).

(c) For each Failed SLA, Bank may assess a fee in accordance with the chart below. A failure of the same SLA on one or more occasions shall result in fees imposed under the Single Offense category. A failure of two or more different SLA’s shall result in fees imposed under the Multiple Offense category. All Failed SLA fees in any month will be deducted from Net Revenues for that month.

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[*****]	[*****]	[*****]
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[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

(d) For any given month in which Servicer suffers any Failed SLA, such month shall be considered to be a “Failed Month.” If there are three (3) consecutive Failed Months or five (5) Failed Months during any twelve month period, Bank may, at its option, either terminate the specific subject service(s) or terminate this Agreement in its entirety by giving written notice of termination to Servicer, in which case the date of termination shall be as set forth in such notice.

(e) In addition to the SLA Corrective Action Plan and the rights set forth in Section 3.13(c) and (d), Bank reserves the right, in its reasonable discretion, to require the following from Servicer: (i) in the event of a third failure of the same SLA within a six (6) month period, a letter from and/or a phone call with the President or CEO of Servicer discussing the SLA Corrective Action Plan; and (ii) in the event of a fourth and subsequent failures of the same SLA within a six (6) month period, an in-person meeting at Bank’s offices with the President or CEO of Servicer in attendance to discuss such SLA Corrective Action Plan.

(f) Servicer shall implement measurement and monitoring tools and metrics as well as standard reporting procedures to measure and report Servicer’s performance of the services against the applicable SLAs, and shall provide Bank with monthly reports detailing service standards performance (each, an “SLA Report”). Servicer shall also provide Bank with information and access to the measurement and monitoring tools and procedures utilized by Servicer for purpose of audit verification.

(g) Servicer or a Processor may schedule planned outages of the Processing Services upon not less than three (3) Business Days prior written notice to Bank, and during such planned outage, the affected Processing Services shall be exempt from being deemed a Failed SLA for the time period of the outage identified by Servicer in the prior written notification to Bank. Additionally, the Parties agree that scheduled maintenance may occur on Mondays between the hours of 1:00 AM and 5:00 AM (Eastern Standard Time). Servicer and Processors shall use commercially reasonable efforts to minimize any adverse impact to the Program and the Accountholders as a result of any such planned outages.

(h) Servicer shall appoint an individual as Bank’s primary point of contact on day-to-day operational matters (the “Meta Relationship Officer”). The Meta Relationship Officer shall be capable of answering questions and resolving discrepancies that arise between the Parties relating to Processing Services and shall be well-versed in the functionality of Servicer’s system, the Processor System(s), and any applicable Subcontractor’s system.

(i) Servicer shall provide to Bank a support group (the “Support Group”) which will be available 24 hours a day, 7 days a week, to take incoming calls from Bank at a telephone number maintained by Servicer, respectively, for assistance requests and to address Servicer System issues, including outages or emergency maintenance. The Support Group will attempt to resolve issues reported on each call, provided, however, that if the Support Group is unable to do so, the appropriate level of Servicer support staff will assist in the resolution. The response of the Support Group to any outage or emergency shall be governed by the SLAs set forth in Schedule B. The Support Group shall provide a full description of the outage or emergency maintenance, including a root cause analysis regarding any outage or emergency maintenance, which analysis shall be provided to Bank and shall include the following information:

(i)	Date of the issue;

(ii)	Time the issue started;

(iii)	Time the issue was resolved;

(iv)	Touchpoints affected;

(v)	Issue description;

(vi)	Resolution; and

(vii)	Preventative measures.

SECTION 3.14 Regulatory Communications and Complaints

(a) In the event that Servicer receives criticism in a report of examination or in a related document or specific oral communication from, or is subject to formal or informal supervisory action by, or enters into an agreement with any Regulatory Authority or any System with respect to any matter whatsoever relating to (including omissions from) a Program (any such event, a “Criticism”), Servicer shall advise Bank in writing of the Criticism received and share the relevant portions of any written documentation (or provide a detailed written summary of any oral communications) received from the relevant Regulatory Authority or System, as applicable, to the extent not specifically prohibited by Applicable Law or the Regulatory Authority or System.

(b) Servicer shall, to the extent not specifically prohibited by Applicable Law or the applicable Regulatory Authority, provide Bank with notice and copies of any material communication to or from any Regulatory Authority or any official thereof, including, without limitation, any member of Congress, official of the executive branch of the United States Government, state legislator or federal or state agency, regarding this Agreement or any aspect of a Program (or provide a detailed written summary of any oral communications) (each, a “Regulatory Communication”) within five (5) Business Days of such communication. For any Regulatory Communication for which a response is required from Servicer, the Parties shall coordinate and cooperate on such response.

(c) Bank shall, to the extent not prohibited by Applicable Law or the applicable Regulatory Authority, provide Servicer with a summary of any material Criticism or Regulatory Communication received by Bank and shall share the relevant portions of any such written documentation. The Parties hereby acknowledge that due to restrictions contained in Applicable Law or set forth by a Regulatory Authority, in certain circumstances Bank may not be able to disclose the existence of any Criticism or Regulatory Communication.

SECTION 3.15 Complaints and Error Resolution

(a) All Accountholder complaints, including but not limited to Accountholder account disputes and Transaction disputes, received by a Party relating to a Program or its use (“Accountholder Complaint”) that are material shall be (i) reported to the other Party no less frequently than monthly, and (ii) addressed and resolved by Servicer in accordance with Bank Policies.

(b) Servicer agrees to inform Bank of the results of any investigation relating to an Accountholder Complaint and provide an audit trail of information pertinent to the matter, all within any timeframes required by Applicable Law and Bank Policies. The audit trail of information shall be sufficiently detailed to allow Bank to fully respond to a Regulatory Authority if such Regulatory Authority inquires about an Accountholder Complaint.

(c) Either Party shall provide the other Party with notice and copies of any material complaint regarding any Program received by such Party from any System or the Better Business Bureau and any other material third party complaint received by senior management of such Party related to a Program (each, a “Third Party Complaint”) within five (5) Business Days of receipt of such Third Party Complaint. Servicer shall promptly investigate each Third Party Complaint and any similar complaints received by Bank that are forwarded to Servicer and propose an appropriate response. Servicer and Bank shall jointly approve the final responses for all Third Party Complaints which were originally directed to the attention of the Bank.

(d) Servicer shall provide Bank with prompt notice and copies of all subpoenas, levies, garnishments or other legal requests received by Servicer, whether from a governmental authority, Regulatory Authority, private attorney, court or otherwise, relating to an Accountholder, a Program or this Agreement (“Legal Documents”). With regard to any Legal Documents received directly by Bank, Bank shall forward such Legal Documents to Servicer, and Servicer shall promptly provide to Bank any requested information as set forth within such Legal Documents, and in no event later than three (3) days prior to the response deadline of the Legal Document in order for Bank to timely meet such response deadline. All Legal Documents shall be handled in accordance with Bank Policies.

(e) Servicer shall catalog and maintain copies of all Criticisms, Regulatory Communications, Legal Documents, Third Party Complaints and Accountholder Complaints (collectively, “Complaints”), and responses thereto for the period required by Applicable Law or such longer period as specified in Bank Policies. Servicer shall provide Bank with a monthly summary of all Complaints in the form and manner reasonably determined by or reasonably acceptable to Bank (each, a “Complaint Summary”). Bank (i) shall have access at all times to pending and closed Complaints and responses, and (ii) in Bank’s reasonable discretion, may audit a commercially reasonable number of such Complaints.

(f) Servicer shall maintain sufficient staffing to manage and resolve complaints within a reasonable period of time or such other time as may be required by Applicable Law or a Regulatory Authority.

(g) Servicer shall cooperate with Bank in assessing and evaluating the frequency, nature and underlying root causes of Complaints and taking such remedial actions as may be necessary to address the root causes of such Complaints.

SECTION 3.16 Servicer Employees & Agents

(a) Servicer shall actively and diligently monitor its employees, sales representatives, and agents to ensure compliance with this Agreement and Applicable Law.

(b) Servicer shall provide appropriate training for its officers, employees, agents and representatives with respect to duties of Servicer and such officers, employees, agents and representatives under this Agreement and under Applicable Law, as the case may be, including, without limitation, the obligations under Section 5.2. Bank shall have the right to (i) periodically review and audit Servicer’s training program to ensure Servicer’s compliance with Bank Policies and the terms of this Agreement and (ii) at the request of Bank, monitor and participate in any such training program.

SECTION 3.17 Subcontractors

(a) Servicer may from time to time in its discretion retain the services of one or more Subcontractors.

(b) Servicer shall obtain Bank’s prior written approval before retaining any Program Critical Subcontractor, including the Processor, which approval shall not be unreasonably withheld or delayed. Bank hereby approves [*****] as Program Critical Subcontractors. Servicer shall obtain or require Program Critical Subcontractor to provide to Bank all information regarding such Program Critical Subcontractor reasonably requested by Bank. Servicer shall be responsible for obtaining a written agreement with each Program Critical Subcontractor, and such written agreements shall be available to Bank for review upon Bank’s request. Bank may, in its reasonable and good faith discretion, deny approval of a Program Critical Subcontractor or rescind its approval of a Program Critical Subcontractor by providing written notice to Servicer of such rescission in the event that Bank determines, in its reasonable discretion after consultation with Servicer, that such Program Critical Subcontractor’s actions or failure to act has resulted or is likely to result in (i) a material breach of the obligations of a Program Critical Subcontractor to Servicer or Bank; (ii) a violation of Applicable Law; (iii) a material Reputational Risk to Bank or a material threat to the Safety and Soundness of Bank; (iv) a material adverse impact to Accountholders that is incapable of prompt remediation; or (iv) a material risk of a data security breach. Upon Servicer’s receipt of such rescission notice from Bank, Servicer and the impacted Program Critical Subcontractor shall have thirty (30) days from the date of such notice to cure the actions or failure to act on behalf of the Program Critical Subcontractor that resulted in the notice, unless immediate rescission is required due to direction from a Regulatory Authority or a material threat of imminent harm to the Bank or Accountholders that prevent the giving of advance notice and such a cure period. Promptly upon any such rescission, Servicer shall no longer utilize such Program Critical Subcontractor for any Programs.

(c) Servicer shall comply with the standards established by Bank for purposes of approving and conducting a due diligence review of any Program Critical Subcontractor. Bank reserves the right to amend such standards in commercially reasonable fashion at any time by written notice to Servicer; provided that no such amendment shall invalidate any prior due diligence of a Program Critical Subcontractor conducted by Servicer under the previously existing standards.

(d) Servicer shall notify Bank in writing of any changes in Program Critical Subcontractors at least thirty (30) days prior to entering into a contractual relationship with a new Program Critical Subcontractor and at least sixty (60) days prior to terminating any contractual relationship with any existing Program Critical Subcontractor, unless such earlier termination is mandated or in furtherance of the principles set forth in this Agreement.. Servicer shall further promptly notify Bank in writing of any material changes in the scope or terms of any written agreement with any Program Critical Subcontractor.

(e) As between Bank and Servicer, Servicer shall be responsible for all fees and expenses of each Subcontractor and shall remain liable for any services performed by any Subcontractor in connection with the Program.

(f) Servicer shall be responsible for ensuring that each Program Critical Subcontractor (i) holds and utilizes all Accountholder Data in accordance with Applicable Law and consistent with the terms of this Agreement and (ii) does not transmit or otherwise convey any Accountholder Data to any Person other than Servicer, Processor, another Program Critical Subcontractor, or Bank, without the prior written approval of Bank.

(g) Servicer shall deliver such evaluations and reports, and such other information as shall be reasonably requested by Bank to enable Bank to evaluate (i) Servicer’s oversight of Program Critical Subcontractors and (ii) Program Critical Subcontractors’ compliance with the term and conditions of its agreement with Servicer related to the services to be provided under this Agreement.

SECTION 3.18 Audit and Financial Information

(a) Servicer agrees that Bank and/or its authorized representatives and agents and the OCC (collectively the “Auditing Party”) shall have the right, at any time during normal business hours, and upon reasonable prior written notice, or at any other time required by Applicable Law, to inspect, audit, and examine, if reasonably required, Servicer’s facilities, records, personnel, books, accounts, data, reports, papers and computer records relating to the activities contemplated by this Agreement including, but not limited to, financial records and reports, the Security Program, associated audit reports, summaries of test results or equivalent measures taken by Servicer and/or any Program Critical Subcontractor to ensure that the Security Programs are in accordance with Applicable Law and this Agreement and that Servicer is otherwise in compliance with the terms of this Agreement. Servicer shall reasonably and with fair notice (or as otherwise required by the OCC) make its facilities, records, personnel, books, accounts, data, reports, papers, and computer records available to the Auditing Party for the purpose of conducting such inspections and audits, and the Auditing Party shall have the right to make copies and abstracts from Servicer’s books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement.

(b) Servicer agrees to cooperate with any examination, inquiry, audit, information request, site visit or the like, which may be required by any Regulatory Authority or System with audit examination or supervisory authority over Bank, to the fullest extent requested by such Regulatory Authority, System or Bank. Servicer shall also provide to Bank any information which may be required by any Regulatory Authority or System in connection with their audit or review of Bank or any Program and shall reasonably cooperate with such Regulatory Authority or System in connection with any audit or review of Bank or any Program. Servicer shall also provide such other information as Bank, Regulatory Authorities or System may from time to time reasonably request with respect to the financial condition of Servicer and such other information as Bank may from time to time reasonably request with respect to third parties who have contracted with Servicer relating to or in connection with this Agreement, to the extent such information regarding third parties is in the possession and control of Servicer and the disclosure of such information would not violate Applicable Law or Servicer’s agreement with such third parties.

(c) Servicer shall prepare a written response to Bank (a “Response to Audit Letter”) to all material criticisms, recommendations, deficiencies, and violations of Applicable Law identified in reviews conducted by Bank, any Regulatory Authority or System that specifically relate to a Program or compliance with Servicer’s obligations under this Agreement (“Audit Findings”). The Response to Audit Letter shall be delivered to Bank within thirty (30) Business Days of Servicer’s receipt of such written material Audit Findings, unless directed otherwise by a Regulatory Authority. The Response to Audit Letter shall include, at a minimum, a detailed discussion of the following:

(i)	the planned corrective action to address the Audit Findings (“Audit Corrective Action Plan”);

(ii)	employee(s) of Servicer tasked to remedy the Audit Findings;

(iii)	remedial actions proposed to be directed to current or past Accountholders negatively impacted by the Audit Findings (provided no such action shall be taken without express written approval from Bank);

(iv)	steps to be taken to prevent any recurrence of the Audit Findings;

(v)	a specific timeframe, not to exceed sixty (60) Business Days, unless otherwise approved by Bank in advance, to implement the Audit Corrective Action Plan (“Corrective Action Plan Deadline”);

(vi)	documentation evidencing that the Audit Corrective Action Plan has been implemented;

(vii)	if additional time is needed to implement the Audit Corrective Action Plan or deviations from the Audit Corrective Action Plan are necessary, a written request shall be submitted to Bank detailing the extenuating circumstances that necessitate an extension of the Corrective Action Plan Deadline and such extension request shall be subject to the reasonable approval of Bank; and

(viii)	identification of any Audit Findings disputed by Servicer or where corrective action is not possible or necessary, supported by a detailed explanation of Servicer’s position.

SECTION 3.19 Unclaimed Property

To assist Bank in handling any escheatment of funds to the applicable states with respect to balances remaining in Accounts that are considered abandoned pursuant to state unclaimed property laws, Servicer shall provide or cause the Processor to provide all data files necessary for escheatment in a manner and within commercially reasonable timeframes required by Bank. Servicer shall be solely liable for any costs and fines assessed by a state Regulatory Authority to the extent Bank is unable to properly or timely remit remaining Account balances due to Servicer’s or Processor’s failure to timely or accurately remit the data files required by Bank.

SECTION 3.20 ACH Services

Bank and Servicer shall each comply with their respective obligations under Schedule D with respect to Early ACH transactions related to the Accounts that are processed in connection with the Program. The Parties further acknowledge and agree that Servicer has engaged the Processor to process ACH transfers to and from Accounts established under the Program. It is intended that Bank shall serve as the originating depository financial institution (“ODFI”) and Servicer shall serve as the service provider for obtaining authorizations of such transactions pursuant to each Party’s respective ACH agreements with the Processor. As between Bank and Servicer, Servicer shall be solely responsible for any ACH services provided by the Processor in connection with the Program, including any servicing fees or payments owed to the Processor, and further agrees to abide by its ACH agreement with the Processor. Servicer further acknowledges and agrees that such ACH services may be subject to termination or suspension by Bank upon notice to Servicer should Servicer or the Processor materially fail to comply with Applicable Law or the terms of its respective ACH agreement in connection with such ACH services.

Article IV - REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties

Each Party represents and warrants to the other Party as follows:

(a) Such Party has the full power and authority (including all requisite stockholder, Board of Directors or similar authority) to execute and deliver this Agreement and to perform all its obligations under this Agreement and each other agreement which must be executed to effect the services contemplated herein. Each officer which executes this Agreement on behalf of such Party has the full power and authority to so execute this Agreement on such Party’s behalf.

(b) Except as otherwise disclosed in writing by such Party to the other Party, neither such Party nor any principal of such Party has been subject to the following:

(i)	criminal conviction (except minor traffic offenses and other petty offenses);

(ii)	any unpaid federal or state tax lien that have not been satisfied in full;

(iii)	administrative or enforcement proceedings commenced within the past three (3) years by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, Consumer Financial Protection Bureau, federal or state bank regulator or any other state or federal regulatory agency to the extent that, if adversely determined, such proceeding would materially and adversely affect such Party’s financial condition or ability to perform this Agreement; or

(iv)	restraining order, decree, injunction or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of such Party or any principal thereof.

For purposes of this subparagraph, the word “principal” shall include any Person directly or indirectly owning ten percent (10%) or more of a Party, any officer or director of a Party or any Person actively participating in the control of a Party’s business.

(c) There is no pending, nor to the knowledge of such Party, threatened, suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its Affiliates or any officer, director or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition or its ability to perform this Agreement.

SECTION 4.2 Additional Representations and Warranties

(a) Each of Servicer and Bank has the financial capacity to perform its obligations under this Agreement. Each of Servicer and Bank has delivered to the other Party complete and correct copies of its balance sheets and related statements of income and cash flow and such other items that the other Party has reasonably requested in connection with its due diligence review of such Party (the “Due Diligence Materials”). All Due Diligence Materials were accurate and complete in all material respects to the best of the respective Party’s knowledge. Each of Servicer’s and Bank’s financial statements, subject to any limitation stated therein, which have been furnished to the other Party, do fairly present the financial condition of such furnishing Party, and have been prepared in accordance with (i) the books and records of such Party, (ii) generally accepted accounting principles as in effect in the United States at the time of preparation, and (iii) all pronouncements of the Financial Accounting Standards Board.

(b) Each of Servicer and Bank has established and is maintaining (i) a Security Program which is sufficient to satisfy the requirements of Section 12.5 hereof and (ii) disaster recovery, business resumption and contingency plans appropriate for the nature and scope of the activities of and the obligations to be performed by such Party hereunder which are sufficient to satisfy the requirements of Section 12.6 hereof; which will enable such Party to continue to comply with such requirements during the Term and any wind-down period. Each of Servicer and Bank has, within the last twelve (12) months, tested such Security Program and disaster recovery, business resumption and contingency plans, has determined they are sufficient and will enable such Party to continue to comply with the requirements herein during the Term and any wind-down period.

(c) Each Party’s Marks licensed to the other Party (including the third party Marks designated by a Party) hereunder and their use as contemplated by this Agreement do not violate or infringe upon or constitute an infringement or misappropriation of any patent, copyright, trademark, service mark, trade name or trade secret of any Person and such licensing Party has the right to grant such license and allow the other Party’s use of such Marks as described herein.

Article V - COVENANTS OF SERVICER

SECTION 5.1 General Covenants

Servicer covenants and agrees with Bank as follows:

(a) Servicer shall comply with all Applicable Law to the extent relating to this Agreement, any Program, the rights, duties and obligations of Servicer hereunder and the transactions contemplated hereby, and shall be responsible for complying with any state and federal licensing requirements, and any state consumer protection, privacy or other laws applicable to Servicer or the Programs.

(b) Servicer shall promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Servicer or to the knowledge of Servicer, any Program Critical Subcontractor, or any significant staffing changes that would affect Servicer’s ability to fulfill its obligations under this Agreement.

(c) Servicer shall promptly notify Bank, unless prohibited by Applicable Law or any Regulatory Authority or System, of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Servicer, and the threat of reasonable prospect of same, which (i) specifically relate to a Program or this Agreement, (ii) are likely to give rise to any indemnification obligation pursuant to Article XIV or (iii) are likely to materially and adversely affect Servicer’s ability to perform its obligations under this Agreement.

(d) Servicer shall deliver to Bank (i) as soon as available but in any event not later than one hundred eighty (180) days following the end of each fiscal year of Servicer, a copy of the annual audited financial report of Servicer and its consolidated subsidiaries for such year, including a consolidated balance sheet and consolidated statement of income and consolidated statement of cash flows and all notes and schedules thereto as of the end of such period, certified by the independent public accountants of Servicer and accompanied by an opinion of such independent public accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations of Servicer and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles as in effect from time to time and as consistently applied, and (ii) as soon as available but in any event not later than forty-five (45) days following the end of each fiscal quarter of Servicer, an unaudited consolidated balance sheet of Servicer and its consolidated subsidiaries as of the end of such fiscal quarter and an unaudited consolidated statement of income of Servicer and its consolidated subsidiaries for such period, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer (or person performing similar functions) of Servicer as having been prepared in accordance with generally accepted accounting principles as in effect from time to time and as consistently applied. In the event such financial statements reveal that the financial condition of Servicer, as determined in the reasonable discretion of Bank after consultation with Servicer, would materially impair the ability to perform its obligations under this Agreement, then Servicer shall deliver such additional information relating to the financial condition, business or operations of Servicer as Bank, Regulatory Authorities or such System shall from time to time reasonably request.

(e) Servicer shall provide notice to Bank at least ninety (90) days in advance of any change in the physical address of Servicer or, if known by Servicer, any Program Critical Subcontractor.

(f) Servicer shall, and shall require its Subcontractors to, maintain books and records that allow Accountholders to benefit from deposit insurance as provided in the Federal Deposit Insurance Act as implemented and regulated by the Federal Deposit Insurance Corporation.

SECTION 5.2 BSA/AML and OFAC Compliance

(a) Servicer has received a copy of Bank’s BSA/AML and OFAC compliance requirements (the “BSA/AML Requirements”). Servicer will comply with the BSA/AML Requirements as the same are reasonably amended from time to time by Bank to the extent compatible with Applicable Law. Servicer’s obligations as set forth in the BSA/AML Requirements shall include, but not be limited to, the following:

(b) Prior to Bank establishing an Account for any Accountholder, Servicer shall at its sole expense retain a CIP Vendor to provide CIP Verification Services to verify the identity of each prospective Accountholder. Servicer shall ensure that no Account is established unless the Accountholder’s identity has first been successfully verified in accordance with Bank’s BSA/AML Requirements or Applicable Law.

(c) Servicer shall comply with all OFAC regulations applicable to Servicer or to a Program, including, but not limited to: (i) ensuring that all Accountholders are screened as required by Applicable Law and the BSA/AML Requirements through a screening system implemented to comply with OFAC regulations applicable to Servicer or to a Program and the BSA/AML Requirements, and (ii) complying with all OFAC and Bank directives applicable to Servicer or to a Program regarding the prohibition or rejection of unlicensed trade and financial transactions with OFAC specified countries, entities and individuals;

(d) Servicer shall (i) monitor the usage of products and services offered under each Program to track, review and report on fraudulent use of such products and services, (ii) report any suspicious activity in accordance with Applicable Law and the BSA/AML Requirements, including, but not limited to, all obligations to report such suspicious activity to Bank in accordance with applicable timeframes contained within the applicable BSA/AML Requirements, and (iii) in the event of any fraudulent and/or suspicious activity by use of an Account, terminate or suspend such Account and associated Cards as soon as practicable following, but in any event within two (2) days of the receipt of direction from Bank to so terminate or take such other actions as shall be requested from time to time by Bank; and

(e) Servicer shall provide all commercially reasonable and necessary cooperation and assistance to Bank in connection with Bank’s annual review of Servicer’s compliance program, which review shall be conducted for the purpose of determining if Servicer is operating in compliance with the Requirements and Bank Policies regarding marketing, solicitation, customer service, and other activities of Servicer related to Bank’s authorized banking products or services provided to Accountholders pursuant to this Agreement.

(f) To the extent any of Servicer’s obligations under this Section 5.2 are performed by a Processor or other Subcontractor, such Subcontractor shall be considered a Program Critical Subcontractor.

SECTION 5.3 Taxes

Servicer shall be solely responsible for the collection and remittance of any sales, use or other taxes applicable to Servicer’s sale activities under this Agreement. Further, Servicer will, or will cause it Subcontractors to, accurately and timely calculate, report and pay all sales, use or other taxes applicable to each such party’s activities in connection with this Agreement or any Program.

Article VI - COVENANTS OF BANK

SECTION 6.1 General Covenants

Bank covenants and agrees with Servicer as follows:

(a) Bank shall comply with all Applicable Law to the extent relating to its obligations under this Agreement, including, without limitation: the USA Patriot Act, including Section 326 Customer Identification Programs; GLBA, including the Privacy Rules and Regulation P; and the OFAC directives. It is expressly understood that Bank’s approval, oversight and control of the Program(s) and any related Marketing Materials, Program Materials or Distribution Channels shall be for Bank’s independent compliance purposes, and Bank’s approval of any Marketing Materials, Program Materials or Distribution Channels proposed by Servicer is not intended to relieve Servicer of its independent compliance obligations under this Agreement.

(b) Unless otherwise prohibited by Applicable Law or a Regulatory Authority, Bank shall promptly give written notice to Servicer of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, of Bank or any significant staffing changes that would affect Bank’s ability to fulfill its obligations under this Agreement.

(c) Bank shall promptly notify Servicer, unless prohibited by Applicable Law or any Regulatory Authority or System, of any action, suit, litigation, proceeding, facts and circumstances, and of all tax deficiencies and other proceedings before governmental bodies or officials affecting Bank, and the threat of reasonable prospect of same, which (i) specifically relate to a Program or this Agreement, (ii) are likely to give rise to any indemnification obligation pursuant to Article XIV or (iii) are likely to materially and adversely affect Bank’s ability to perform its obligations under this Agreement.

SECTION 6.2 Memberships in System

Bank covenants and agrees with Servicer as follows:

(a) Bank, as a principal member of the System, shall support the sponsorship and registration of Servicer as a marketing agent or service provider of Bank with each System, as applicable.

(b) Bank shall be the issuer of all Cards hereunder. Accordingly, Bank shall sponsor a BIN for Cards and will issue Cards in connection with Accounts established by Bank under this Agreement.

SECTION 6.3 Oversight of Programs

At all times, Bank shall have the right to supervise, oversee, monitor and review Servicer’s performance of services hereunder and the results of the various Programs developed and implemented jointly with Servicer. Such activities may include the following:

(a) Bank may review reports and financials from the Programs (including any problems, losses or complaints, and any changes or modifications that may be necessary to ensure the viability of the Program(s)) provided to it in the form, format and frequency reasonably required by Bank.

(b) Bank may provide Servicer with reasonable information and training designed to ensure that Servicer will be adequately educated about Bank’s products and services offered hereunder and relevant law that may apply to the marketing, solicitation, processing and customer service activities instituted on behalf of Bank hereunder.

SECTION 6.4 Customer Identification Program

Bank shall determine at all times, in its reasonable discretion, the written decisioning processes and parameters of the Bank CIP Model, including any amendments thereto, that shall be used by the CIP Vendor to provide CIP Verification Services.

SECTION 6.5 OFAC Screening

In addition to Servicer’s screening process, Bank shall also regularly screen all Accountholders through Bank’s screening system1 which has been implemented to comply with OFAC regulations its BSA/AML Requirements.

SECTION 6.6 Suspicious Activity and Fraud Monitoring

In addition to Servicer’s monitoring process, Bank shall (a) monitor the usage of products and services offered under each Program to track, review and report on fraudulent use of such products and services, (b) report any suspicious activity in accordance with Applicable Law and the BSA/AML Requirements, and (c) in the event of any fraudulent and/or suspicious activity by use of an Account (as determined in good faith by Bank), with prompt notice to Servicer, terminate such Account and associated Cards through the Processor System if warranted under the circumstances. Bank acknowledges that Servicer maintains independent customer relationships with Accountholders, and Servicer may have independent reasons to suggest suspension or termination of an Account or Card by the Bank. As such, where Servicer (i) reasonably believes in good faith that an Accountholder may be using the Account and/or Card for fraudulent or illegal purposes; or (ii) otherwise intends to suspend or terminate its independent customer relationship with an Accountholder due to actual or suspected fraud or illegal purposes, it shall promptly notify Bank in writing.

Article VII - COMPENSATION AND EXPENSES

SECTION 7.1 Expenses

(a)	Bank shall be solely responsible for the following expenses:

(i)	membership fees related to Bank’s own membership in any System utilized by a Program;

(ii)	all fines and penalties assessed by any Regulatory Authority or System to the extent due to Servicer’s or Bank’s actions and which fines and penalties of Bank or Servicer resulted from directives given by Bank to Servicer which are in violation of Applicable Law; and

(iii)	Bank’s own costs and overhead generated from its review, assessment and development of Programs.

(b)	Servicer shall be solely responsible for the following expenses (collectively, the “Servicer Expenses”):

(i)	advertising and other expenses associated with the marketing of Programs;

(ii)	all fines and penalties assessed by any Regulatory Authority or System (other than Bank) to the extent due to Servicer’s actions, inactions or omissions, but specifically excluding those fines and penalties resulting from directives given by Bank to Servicer which are in violation of Applicable Law;

(iii)	all taxes and insurance obligations arising under this Agreement related to the performance of its duties and obligations;

(iv)	all expenses associated with Servicer’s retention, oversight and supervision of a Processor and any Subcontractors, and all expenses associated with Processing Services;

(v)	all Negative Balances (as set forth in Section 7.2), except to the extent caused by the Bank’s error;

(vi)	all expenses associated with and losses resulting from account disputes, Transaction disputes, over limit processing, fraud, and under floor limit processing, unless such expenses resulted from Bank’s negligence, disregard, or intentional misconduct;

(vii)	all fees charged by a System related to the Program(s), (collectively, the “System Fees”) including, but not limited to, (A) settlement fees which are assessed to Bank daily; (B) fees which are assessed to Bank monthly, including, but not limited to, file maintenance fees, authorization and settlement services fees, and other BIN fees; (C) fees assessed to the Bank quarterly based on the quarterly System report; and (D) registration and other fees assessed to Bank annually, including, but not limited to, related to Servicer’s registration, as applicable, as a marketing agent or service provider of Bank, and registration of any independent service organization;

(viii)	all expenses associated with establishing and maintaining any accounts with, or receiving services from, any financial institution providing Settlement and all expenses in providing Bank with account balances;

(ix)	all reasonable expenses associated with completing a due diligence review for any third party vendor or contractor relationship contemplated in this Agreement;

(x)	any surcharge, fee or increased deposit insurance amount related to Program deposits that are classified as brokered deposits, which surcharge, fee, or increased deposit insurance amount for any applicable period shall be paid only by netting the same against any Deposit Commissions earned for such period and which shall not exceed Deposit Commissions for such period;

(xi)	all fees related to Servicer’s conduct of CIP;

(xii)	all reasonable, out of -pocket fees related to Bank’s handling of Program-related Complaints;

(xiii)	all reasonable expenses related to escheatment of unclaimed property;

(xiv)	all reasonable, out of -pocket fees related to Bank’s handling of Program-related customer service functions;

(xv)	all fees or costs specifically described in any Schedule ; and

(xvi)	such other reasonable, out of -pocket fees and expenses reasonably related to Bank’s oversight and control of a Program.

SECTION 7.2 Negative Balances

(a) Servicer shall ensure that negative balances on Accounts (“Negative Balances”) are charged off pursuant to Applicable Law and Bank Policies. Servicer shall ensure that any Negative Balances outstanding for more than ninety (90) calendar days (“Charge Off Event”) are charged off no later than the end of the calendar month in which the Charge Off Event occurred.

(b)  Any Negative Balance that is required to be charged off pursuant to this Section shall be deducted from Program Revenues.

(c) Servicer agrees to establish and maintain a Bank owned, Bank controlled demand deposit account, which account shall be maintained at Bank (the “Negative Balance Reserve Account”), to reserve for all Negative Balances. The minimum balance in such Negative Balance Reserve Account as of the first day of any month shall be 100% of any Negative Balances in connection with the Program(s) as of the first day of that month, which amount will be withheld from Net Revenues and deposited by Bank into the Negative Balance Reserve Account, and reflected on the monthly statement. All funds in the Negative Balance Reserve Account shall be returned to Servicer as soon as commercially practicable after the termination of this Agreement once all Accounts have been terminated, and all Negative Balances have been charged off and reconciled.

SECTION 7.3 Compensation

Servicer shall be compensated as set forth in Schedule A.

Article VIII - LIMITATION OF LIABILITY

SECTION 8.1 No Special Damages

Neither Party shall be liable to the other for any indirect, incidental, consequential, punitive or exemplary damages; provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the damages or other losses for which a Party is entitled to be indemnified by the other Party or any other Person under this Agreement in connection with a third party claim or breach of its confidentiality obligations under Article XII.

SECTION 8.2 Disclaimers of Warranties

OTHER THAN AS EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

Article IX - TERM AND TERMINATION

SECTION 9.1 Term

The term of this Agreement shall commence on the Effective Date and continue for three (3) years (the “Initial Term”) unless terminated earlier as provided below. After the Initial Term, this Agreement shall automatically extend for additional periods of two (2) years each (each, a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless either Party terminates this Agreement for any reason pursuant to Section 9.2 of this Agreement, or by providing written notice of non-renewal to the other at least one hundred eighty (180) days prior to the commencement of the next Renewal Term.

SECTION 9.2 Termination of Agreement

(a) A Party hereto shall have the right to terminate this Agreement, in whole or in part with respect to one or more Programs, upon written notice to the other Party as follows:

(i)	if the other Party shall fail to observe or perform, in any material respect, such Party’s obligations to the terminating Party hereunder (so long as the failure is not due to the actions or failure to act of the terminating Party) and such failure continues for a period of (A) in the case of a failure involving the payment of any amount due hereunder, ten (10) days after the non-performing Party receives written notice from the terminating Party specifying such failure, and (B) in the case of any other failure, sixty (60) days after the non-performing Party receives written notice from the terminating Party specifying such failure; provided, however, that if Bank is the terminating party, it shall have the right, in its sole discretion, to terminate this Agreement without giving effect to any cure period if four (4) or more substantially similar material failures have occurred in the prior twelve (12) months and provided that notices of such previous failures have been timely provided to Servicer at least thirty (30) days before such termination notice.

(ii)	in the event that any material financial information, representation, warranty or statement made by the other Party under or pursuant to this Agreement or in any certificate, document or financial statement delivered or furnished by such other Party under or pursuant to this Agreement shall be untrue or misleading in any material respect or shall omit material information, as of the date made or delivered, and such inaccuracy or omission is likely to have a material adverse impact on the Program or the other Party.

(iii)	if the other Party (A) voluntarily or involuntarily (and such involuntary petition or proceeding is not dismissed within sixty (60) days) commences (or is the subject of, as the case may be) any proceeding or files any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such other Party or for a substantial part of its property or assets, (C) makes a general assignment for the benefit of creditors, (D) commences the winding up or liquidation of its business or affairs, or (E) takes corporate action for the purpose of effecting any of the foregoing.

(iv)	if there shall occur any change to or enactment of or change in interpretation or enforcement of any Applicable Law which a Party reasonably determines (after consultation with counsel) would have a material adverse effect upon such Party’s ability to perform its obligations under this Agreement or such Party’s costs/revenues with respect to the Program; provided that the Party proposing to terminate this Agreement has first sought to negotiate in good faith with the other Party to offset the effects of such change and the Parties have not agreed on such offset within thirty (30) days.

(v)	upon direction to such Party from any Regulatory Authority or System to cease or materially limit the exercise or performance of such Party’s rights or obligations under this Agreement, provided that, unless otherwise prohibited by the Regulatory Authority or System, the Party proposing to terminate this Agreement has first sought to negotiate in good faith with the other Party reasonable solutions to address the concerns of the Regulatory Authority or System and the Parties have not agreed on such solutions within thirty (30) days.

(vi)	if the other Party undergoes a Change of Control, with the exception of a Change of Control to any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) that (A) results in the Party (or the company acquiring the Party or the Person resulting from such Change of Control, as applicable) having a net worth and cash flow as of the date of the Change of Control at least as much as the net worth and cash flow of the Party that underwent the Change in Control as measured before the date of the Change of Control (or its Controlling Parent on such date), (B) is not currently subject to any written order or action by any Regulatory Authority that presents increased Reputational Risk, credit, compliance or Safety and Soundness risks to the Party not undergoing a Change of Control, and (C) complies with the current written vendor due diligence requirements of the Party not undergoing a Change of Control.

(vii)	if there shall have occurred a material adverse change in the financial condition of the other Party that is likely to have a material adverse impact on such Party’s ability to perform its obligations hereunder, upon thirty (30) days’ notice after receiving written notice claiming such material adverse impact.

(viii)	by Bank, if there shall have occurred any event or circumstance that, pursuant to any specific provision contained herein, shall give Bank the right to terminate this Agreement.

(ix)	by Servicer if the Bank no longer qualifies for the small issuer exemption under 12 CFR § 235.5 of Regulation II (the “Durbin Amendment”) and such change results in a decrease to the Interchange or any other moneys payable to Servicer under this Agreement; provided that Servicer shall not have the right to terminate the Agreement under this provision 9.2(a)(ix) if Bank agrees for the duration of the Term to pay Servicer the fees Servicer would have earned had the Bank continued to qualify for the small issuer exemption under the Durbin Amendment.

(x)	by Servicer, upon sixty (60) days’ notice, if Bank unreasonably withholds or delays approval of proposed Other Products pursuant to Section 3.6 of this Agreement.

(b) Notwithstanding and in addition to the provisions of Section 9.2(a) hereof, Bank shall have the right, immediately upon the giving of written notice to Servicer, to suspend a Program (in whole or in part) if Bank determines, in its reasonable good faith discretion (after consulting with counsel), that any activities of Servicer or any aspect of any Program or this Agreement results in or could result in (i) a violation of Applicable Law or directive from a Regulatory Authority or (ii) a risk to the Safety and Soundness of Bank. Any termination of any individual Program or any suspension of the issuance of any Account or Card by Bank will not affect or impact any other Accounts, Cards or Programs not affected by such termination or suspension.

SECTION 9.3 Termination Assistance; Wind-Down

(a) Bank shall retain all right, title and interest in and to the Accounts upon termination of the Agreement.

(b) In the event of the termination or expiration of any Program or the termination of this Agreement, the Parties will cooperate to wind down such Program(s) in accordance with Applicable Law pursuant to this Section 9.3. Each Party acknowledges that the goals of any wind-down are to benefit the Accountholders by minimizing any possible burdens or confusion and to protect and enhance the names and reputations of the Parties, each of whom have invested their names and reputations in the Program(s) hereunder.

(c) Unless otherwise required by Applicable Law or any Regulatory Authority, upon the expiration or termination of this Agreement or any Program for any reason, the Parties agree to cooperate in good faith to wind down all affected Programs in a commercially reasonable way as soon as reasonably possible. Such cooperation will include continued operability of the Accounts and linked Cards to conduct Transactions until the Programs are terminated as set forth below, and continued provision of customer service to all outstanding Accountholders in accordance with the terms of this Agreement up until the Programs are terminated.

(d) In the event that Bank elects to terminate any Program or this Agreement expires or is terminated for any reason, the Parties will cooperate to provide a smooth and orderly wind-down of the Program or Programs involved. Such wind-down shall include the following:

(i)	As soon as reasonably practicable, commencing with the giving of notice of non-renewal or termination or at such other time as the Parties may otherwise mutually agree, Servicer or Bank, as applicable, will provide to the other Party in writing a proposed wind-down plan detailing a proposed timeline which shall designate a schedule of dates as of which each Program will be wound down and an allocation of associated cost among the Parties; provided, however, that in the event that the termination is due to a breach of the Agreement by a Party, the breaching Party shall be responsible for all costs associated with termination, including reasonable out of pocket costs incurred by the other Party. Bank and Servicer shall promptly review such proposed plan and determine a mutually acceptable wind-down plan (a “Wind-Down Plan”); provided, however, that if Bank and Servicer fail to reach mutual agreement on a wind-down plan within thirty (30) days, Bank shall establish a wind-down plan that is appropriate for the affected Program and that is, to the extent practicable, substantially similar to other wind-down plans used by Bank for other programs similar to the affected Program hereunder, in which case such wind-down plan so established by Bank shall constitute the “Wind-Down Plan” hereunder as to the affected Program and shall be deemed to be approved by Servicer, and Servicer shall comply with the terms thereof.

(ii)	Unless otherwise contemplated by the Wind-Down Plan, Bank and Servicer shall continue to be bound by and comply with the terms of this Agreement and perform all of their obligations hereunder during the wind-down period (regardless of whether the Term has expired or been terminated) until such time as all Accounts are terminated pursuant to and consistent with the Accountholder Agreements or, to the extent permitted by Applicable Law, until such earlier time as mutually agreed upon by Bank and Servicer.

(iii)	If Servicer desires to offer an alternative deposit product to Accountholders through a different financial institution (“Alternative DDA Product”), Bank agrees that Servicer may market such Accountholders for such Alternative DDA Product in compliance with Applicable Law

(c) During any wind-down period, Servicer agrees to continue to provide customer service to the affected Accountholders in accordance with the terms of this Agreement. If Bank determines in its reasonable sole discretion that Servicer has failed to continue to provide customer service to the affected Accountholders during the wind-down period in accordance with the terms of this Agreement, Servicer shall take all necessary steps to either (i) effect the transfer to Bank of control of the toll free telephone numbers and websites used by Servicer with respect to such Program (the “Program Telephone Numbers and Websites”) or (ii) re-direct Accountholders using the Program Telephone Numbers and Websites to such toll-free telephone numbers and websites as designated by Bank.

(d) Except as required by Applicable Law (including applicable securities laws and the rules promulgated thereunder), in no event will any Party make any public statement or customer communication regarding the termination or wind-down of this Agreement or any Programs without the express prior written approval of both Bank and Servicer, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Servicer agrees that Bank may communicate the termination or expiration of this Agreement with any party with which Servicer has contracted to provide any Processing Services, marketing or other service with regard to the Program.

Article X – CONFIDENTIALITY

SECTION 10.1 Confidential Information

(a) The term “Confidential Information” shall mean (i) this Agreement and any schedule, exhibit, attachment or amendment hereto; (ii) any information concerning any Program, the objectives of any Program and the financial results of the Program(s); (iii) any marketing plan for any Program and any marketing materials for any Program which are not publicly available; and (iv) all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which a Party (“Discloser”) discloses, in writing, orally or visually, to another Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation or performance of this Agreement.

(b) Confidential Information shall not include information that: (i) is already rightfully known to the Recipient at the time it obtains Confidential Information from the Discloser; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of, publicly available records or materials; or (v) is developed by Servicer or Bank without the use of any proprietary, non-public information provided by the other Party.

SECTION 10.2 Use and Disclosure of Confidential Information

(a) Each Recipient shall hold and maintain in confidence the Confidential Information of the Discloser and shall use and disclose such Confidential Information only for the purpose of performing its obligations or exercising or enforcing its rights with respect to any Program under this Agreement or as otherwise expressly permitted by this Agreement. Each Recipient may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by Applicable Law, including in the course of an examination by a Regulatory Authority; provided that (i) except in connection with disclosure in the ordinary course of an examination by a Regulatory Authority, the Party subject to such Applicable Law shall notify the Discloser of any such use or requirement prior to disclosure of any Confidential Information obtained from the Discloser in order to afford the Discloser an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties, and (ii) the Party subject to such Applicable Law shall disclose Confidential Information of the Discloser only to the extent required by such Applicable Law.

(b) Each Recipient shall (i) limit access to the Discloser’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with this Agreement and applicable Program(s), (ii) ensure that any Person with access to the Discloser’s Confidential Information is bound to maintain the confidentiality of Confidential Information in accordance with the terms of this Agreement, GLBA, Regulation P and the Safeguards Rule promulgated thereunder, and (iii) maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

(c) Each Recipient agrees that any unauthorized use or disclosure of Confidential Information of the Discloser might cause immediate and irreparable harm to the Discloser for which money damages might not constitute an adequate remedy. In that event, the Recipient agrees that injunctive relief may be warranted in addition to any other remedies the Discloser may have. In addition, the Recipient shall promptly (but in no event more than twenty-four (24) hours after discovery of same) advise the Discloser by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information, and of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Discloser which may come to its attention and shall take all steps at its own expense reasonably requested by the Discloser to limit, stop or otherwise remedy such misappropriation, disclosure or use, including, but not limited to, notification to and cooperation and compliance with any Regulatory Authority.

SECTION 10.3 Return of Confidential Materials

Upon the termination or expiration of this Agreement and any applicable wind-down period, or at any time upon the reasonable request of a Discloser, the Recipient shall return (or destroy if so directed by the Discloser) all Confidential Information in the possession of the Recipient or in the possession of any representative, contractor or third party of the Recipient. Any Confidential Information maintained in an electronic format shall be returned to Discloser in an industry standard format or, at the option of the Discloser, deleted and removed from all computers, electronic databases and other media. Notwithstanding the foregoing, a Recipient in possession of tangible property containing the Discloser’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose; provided that nothing in this Article X shall be viewed as restricting or limiting, in any way, the rights to utilize Accountholder Data and Joint Accountholder Data provided for in Article XII of this Agreement. Upon request of the Discloser, compliance by the Recipient with this Section shall be certified in writing by an appropriate officer of such Recipient within thirty (30) days of the end of the Term or the wind-down period, whichever is later, which certification shall include a statement that no copies of Confidential Information have been retained, except as necessary for regulatory purposes.

SECTION 10.4 Media Releases

All media releases, public announcements and public disclosures by Bank or Servicer or their representatives, employees or agents, relating to this Agreement or the name or Marks of Bank or Servicer, any Bank or Servicer Affiliate or supplier, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party, shall be coordinated with and approved by Servicer or Bank, respectively, in writing prior to the release thereof.

SECTION 10.5 Notice of Breach

Bank may, upon at least two (2) business days’ notice to Servicer, in Bank’s sole discretion, provide notice to a Processor or Program Critical Subcontractor of any breach of this Agreement by Servicer if such breach by Servicer could result in a material adverse impact to an Accountholder.

Article XI - Intellectual Property Rights

Each Party acknowledges and agrees that nothing in this Agreement shall confer to such Party or any of its Affiliates any right of ownership in any of the Intellectual Property Rights of the other Party. “Intellectual Property Rights” shall mean all (i) trademarks, service marks, and other indications of origin, and all goodwill associated therewith and all applications, registrations and renewals associated with the foregoing; (ii) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof; (iii) trade secrets, know-how, Confidential Information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not and all applications, registrations, renewals and extensions in connection therewith (whether presently available or subsequently available as a result of intervening legislation); (v) domain names; (vi) databases; and (vii) other similar intellectual property or proprietary rights.

Article XII – ACCOUNTHOLDER DATA

SECTION 12.1 General

The purpose of this Article XII is to ensure that this Agreement conforms to the applicable provisions of GLBA and the System Rules and otherwise sets forth the Parties’ agreement with respect to the use and disclosure of Accountholder Data. All use and disclosure of Accountholder Data under this Agreement shall be subject to the provisions of this Article XII.

SECTION 12.2 Ownership of Accountholder Data and Privacy Policy

(a) As between the Parties, Accountholder Data (excluding Joint Accountholder Data) shall be owned exclusively by Bank. Notwithstanding the foregoing, Bank shall not sell, assign, transfer, or otherwise dispose of, in whole or in part, the Accounts or Accountholder Data during the term of this Agreement, except as otherwise specifically provided in this Agreement.

(b) Accountholder Data shall at all times be subject to the privacy policy of Bank then in effect (each, “Privacy Policy”). Bank shall develop and Servicer shall provide Accountholders with, a Privacy Policy and other disclosures as required by Applicable Law.

(c) Nothing contained in this Article or elsewhere in this Agreement shall apply to, limit or prohibit the use in any manner of, any information or data owned or held by Servicer or its Affiliates to the extent such information or data was independently obtained by Servicer or its Affiliates from a source other than Bank or the Program, even if such information or data is duplicative of Accountholder Data. The Parties agree that certain aspects of Accountholder Data (namely, the Accountholder’s name, contact information, any other identity verification data obtained, including data from CIP Vendors) shall be deemed to be the joint property and Confidential Information of both Parties (“Joint Accountholder Data”), which Servicer may utilize solely in connection with the Programs and its Other Products, subject to compliance with Applicable Law.

SECTION 12.3 Use and Disclosure of Accountholder Data

(a) Upon Servicer’s reasonable request, Bank shall provide Accountholder Data or segments thereof as requested by Servicer in connection with resolution of Accountholder disputes, complaints or similar matters related to the Program, including but not limited to Nacha files, to the extent Bank has possession of such information and such information is not already in the possession of Servicer or its Subcontractors.

(b) Servicer agrees that, during and after the Term, it shall not use, nor permit any Subcontractor or any third party other than Bank or a Program Critical Subcontractor to use, any Accountholder Data other than as necessary to perform Servicer’s obligations hereunder or as required to comply with Applicable Law; provided that Servicer may use Joint Accountholder Data during and after the Term to the extent permitted by Applicable Law and reasonably necessary for Servicer to continue operating its Other Products.

(c) Servicer may disclose the Accountholder Data in compliance with Applicable Law solely:

(i)	to any System or other entity to which disclosure is necessary in connection with the processing of a Transaction;

(ii)	to its Program Critical Subcontractors in connection with a permitted use of such Accountholder Data under this Article XII, provided that such Program Critical Subcontractor agrees in writing to maintain all such Accountholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than Servicer or Bank, except as required by Applicable Law or any Regulatory Authority (after giving Bank or Servicer, as applicable, prior notice and an opportunity to defend against such disclosure); provided, further, that each such Program Critical Subcontractor maintains a Security Program in accordance with the terms of Section 12.5;

(iii)	to its employees, consultants, attorneys and accountants with a need to know such Accountholder Data in connection with a permitted use of such Accountholder Data under this Article; provided that (A) any such Person is bound by terms substantially similar to this Article as a condition of employment or of access to Accountholder Data or by professional obligations imposing comparable terms; and (B) such Party shall be responsible for the compliance by each such Person with the terms of this Article; or

(iv)	to any Regulatory Authority with authority over Servicer or Bank.

(d) Notwithstanding anything to the contrary in the foregoing, Servicer may use and disclose Accountholder Data obtained in connection with the performance of Servicer’s obligations under this Agreement for Servicer’s internal business purposes and in connection with Servicer’s Other Products so long as such use and disclosure (i) does not violate Applicable Law, (ii) does not materially harm the Bank or Accountholders, and (iii) does not involve the sale of Accountholder Data to any third party. The Parties agree to cooperate in good faith to amend the Bank’s privacy policy, if necessary, to permit the Bank to share Accountholder Data with Servicer for such purposes. To the extent Applicable Law requires Bank to afford Accountholders a means of opting-out of such sharing, Servicer shall be responsible for managing and honoring any opt-out requests received from Accountholders with respect to Bank’s privacy policy in compliance with Applicable Law.

(e) Bank agrees that it will not use or disclose Accountholder Data for the purpose of soliciting Accountholders for products and services unrelated to the Program.

SECTION 12.4 Treatment of Accountholder Data

(a) Except as otherwise stated in this Agreement, Bank shall have all rights and interest with respect to the sharing, use and disclosure of Accountholder Data during the Term and following the expiration or termination of this Agreement in its entirety.

(b) Upon the termination or expiration of this Agreement and any applicable wind-down period, except as otherwise described in Section 12.3(b) with respect to Joint Accountholder Data, Servicer shall return (or destroy if so directed by Bank) all Accountholder Data in the possession of Servicer or in the possession of any representative, contractor or third party of Servicer. Any Accountholder Data maintained in an electronic format shall be returned to Bank in an industry standard format or, at the option of Bank, deleted and removed from all computers, electronic databases and other media. Upon request of Bank, compliance by Servicer with this Section 12.4(b) shall be certified in writing by an appropriate officer of Servicer within thirty (30) of the end of the Term or the wind-down period, whichever is later, which certification shall include a statement that no Accountholder Data has been retained.

SECTION 12.5 Data Security

(a) Servicer shall, and shall require any Program Critical Subcontractor to, establish and maintain appropriate administrative, technical and physical safeguards designed to (i) protect the security, confidentiality and integrity of the Accountholder Data, (ii) ensure against any anticipated threats or hazards to its security and integrity, (iii) protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Accountholder or applicant, and (iv) ensure the proper disposal of Accountholder Data (collectively, the “Security Program”). At all times during the Term, and during any wind-down period, (x) Servicer shall use the same degree of care in protecting the Accountholder Data against unauthorized disclosure as it accords to its other confidential customer information, but in no event less than a reasonable standard of care, and (y) the Security Program shall be in compliance with all information and data security requirements promulgated by the System and applicable to Card issuers (as set forth in the System Rules) and Applicable Law, as the same may be revised from time to time.

(b) Bank shall provide to Servicer annually a data security questionnaire, which shall be completed by Servicer and any Program Critical Subcontractors and returned to Bank within thirty (30) days of receipt from Bank.

(c) To the extent Servicer or any Program Critical Subcontractor has the ability to store or process Accountholder Data, Servicer shall provide, and cause each such Program Critical Subcontractor to provide to Bank, as applicable, on an annual basis the Independent Service Auditor’s Report – SOC1 Type II, as defined in the American Institute of Certified Public Accountants (AICPA’s) Statement on Standards for Attestation Engagements (“SSAE”) No. 18, Reporting on Controls at a Service Organization. Servicer shall also provide Bank with copies of all other reports on compliance, quarterly and annual status forms and other reports filed by Servicer with any System in accordance with the System Rules, if applicable. To the extent material deficiencies are identified in any SSAE performed on the Servicer or any Program Critical Subcontractor, Servicer shall remediate, or cause the Program Critical Subcontractor to remediate, such deficiencies as soon as commercially practicable.

(d) Servicer and any Program Critical Subcontractors shall be assessed on an annual basis for compliance with PCI-DSS, such assessment to be performed by a qualified security assessor approved by the PCI Security Standards Council (a “QSA”). Servicer and any Program Critical Subcontractor will submit to Bank for approval the name of the QSA engaged to perform the PCI-DSS assessment no later than thirty (30) days prior to each annual assessment. Bank reserves the right in its reasonable discretion to reject Servicer’s selected QSA, at which time Servicer shall submit an alternative name to Bank for approval until such time as Bank approves of the QSA. In no event shall Bank’s disapproval of a QSA relieve Servicer of the obligation to provide the PCI-DSS assessment report to Bank annually. Promptly upon completion of such assessment, a copy thereof shall be provided to Bank.

(e) The Security Program(s) shall be reviewed and tested internally at least annually (or more frequently, if reasonably requested by Bank), in order to demonstrate compliance with all Applicable Law and Bank Policies, and an internal audit and quality assurance program. The schedule of such audits and quality reviews shall be provided to Bank at least annually and results from each such audit or review shall be promptly provided to Bank in writing in accordance with the schedule or upon the request of Bank.

(f) Servicer agrees that in the event there is a breach of security of Servicer or any Subcontractor resulting in unauthorized disclosure of Accountholder Data or other proprietary information of Bank, Servicer will immediately notify the primary, or if unreachable, the secondary Security Contact of Bank, of such breach, the nature of such breach, and the corrective action taken to respond to the breach and shall take all steps at its own expense to immediately limit, stop or otherwise remedy such misappropriation, disclosure or use, including, but not limited to, notification and cooperation and compliance with Regulatory Authority.

(g) Servicer shall be liable to Bank for any Losses incurred by Bank as a result of a Data Breach of the systems of Servicer or any Subcontractor.

(h) If Servicer or any Subcontractor suffers a data security breach that results, in Bank’s reasonable discretion, in the engagement of Bank resources to investigate and/or correct the breach, Bank may in its reasonable discretion require Servicer to make a deposit in an account designated by Bank in the amount of ten thousand dollars ($10,000) to be applied against the investigation fees and other expenses incurred by Bank to investigate and/or correct the breach, including time and material and any third party pass through expenses. To the extent that actual costs incurred by Bank to investigate and/or correct the breach are less than the amount of the deposit, the excess shall be returned to Servicer. To the extent that actual costs incurred by Bank to investigate and/or correct the breach exceed the amount of the deposit, Servicer shall be liable for, and shall promptly upon demand reimburse Bank for, the amount of such excess.

(i) Servicer acknowledges and agrees that in the event of a Data Breach of the Processor System, Bank may engage an assessor to determine the extent of the breach. Servicer shall give the assessor access to Servicer’s facilities, records and personnel, as requested by the assessor, and shall be responsible for all costs, expenses and fees of the assessor. Servicer shall provide to Bank, upon receipt, any and all reports or documents prepared by or received from the assessor.

(j) Servicer will only store Accountholder Data, Confidential Information and Program Records at its data center locations which have been approved by Bank (or in the case of approved Subcontractors, the Subcontractor address approved by Bank). Any change of the location of a data center must be approved by Bank at least one hundred and twenty (120) days in advance of Accountholder Data or Confidential Information being stored at such new location.

SECTION 12.6 Disaster Recovery, Business Resumption and Contingency Plans

At all times during the Term and for so long as this Agreement remains in effect, Servicer shall and shall require all Program Critical Subcontractors to, prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the activities of and the obligations to be performed by Servicer or any Program Critical Subcontractor hereunder. Servicer shall ensure that such plans are sufficient to enable Servicer or the Program Critical Subcontractor to promptly resume, without giving effect to the force majeure provisions of Section 15.13 hereof, the performance of its obligations hereunder in the event of a natural disaster, destruction of facilities or operations, utility or communication failures or similar interruption in operations and shall ensure that all material records, including, but not limited to, Accountholder Data, are backed up in a manner sufficient to survive any disaster or business interruption. These plans shall ensure that, without giving effect to the force majeure provisions of Section 15.13 hereof, such resumption takes place no later than forty eight (48) hours after the interruption. Servicer shall make available to Bank copies of all such disaster recovery, business resumption, and contingency plans and shall make available to Bank copies of any changes thereto. Servicer and any Program Critical Subcontractor shall periodically, and no less than annually, test such disaster recovery, business resumption, and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of Servicer and its obligations hereunder. Servicer shall further facilitate and cooperate with any requests by Bank to participate in, monitor or audit the annual testing process of Servicer or a Program Critical Subcontractor under this Section. A complete report of the results of such annual testing shall be promptly provided to Bank. To the extent material deficiencies are identified in the annual testing process of Service or any Program Critical Subcontractor, Servicer shall, and shall cause each impacted Program Critical Subcontractor, to remediate such deficiencies as soon as commercially practicable.

SECTION 12.7 Appointment of Security Contact

Each of the Parties has provided to the other Party the name and contact information of such Party’s designated primary and secondary “Security Contact” appointed for the purpose of being contacted in connection with (i) any security breach or failure requiring immediate notification to a Party with respect to the unauthorized use or disclosure of Accountholder Data or (ii) any use or disclosure of a Party’s Confidential Information except in the manner permitted by Article X. A Party may from time to time change its primary and secondary Security Contact by providing written notice of such change in accordance with the notice requirements of Section 15.8. In the event a named Security Contact is no longer in the employ of the applicable Party, or is otherwise unable or unwilling to perform the duties of a Security Contact as set forth herein, then a replacement Security Contact shall be named by such Party as soon as possible but in no event later than ten (10) days after the Security Contact has ceased employment with such Party or the occurrence of the event giving rise to such Security Contact's inability or unwillingness to perform such duties. Each Party shall further ensure that either the primary Security Contact or the secondary Security Contact is available at any given time to fulfill the purposes of this Section, unless otherwise approved in advance in writing by the other Party.

Article XIII – RISK MANAGEMENT

SECTION 13.1 Insurance

(a) Servicer shall maintain (and shall, at Bank’s request, use commercially reasonable efforts to require each Program Critical Subcontractor to maintain), throughout the Term, an appropriate insurance policy in the name of Servicer (or any Program Critical Subcontractor), the limit of which shall be no less than one million dollars ($1,000,000) per occurrence, for each of the following categories:

(i)	a comprehensive general liability policy, including, but not limited to, contractual liability, bodily injury, death and/or property damage;

(ii)	a comprehensive crime policy, including employee dishonesty/fidelity coverage, with respect to the work or operations done in connection with this Agreement;

(iii)	a comprehensive errors and omissions policy; and

(iv)	a workers’ compensation policy in at least the minimum amounts required by any applicable statute or regulation.

(b) In the event Servicer stores, transmits or processes Accountholder Data, Servicer shall maintain (and regardless shall use commercially reasonable efforts to require each Program Critical Subcontractor to maintain), throughout the term of this Agreement, an appropriate data security insurance policy in the name of Servicer (or any Program Critical Subcontractor) and naming Bank as an additional insured, the limit of which shall be, in the case of a Processor, no less than five million dollars ($5,000,000) per occurrence and, in the case of Servicer or any Program Critical Subcontractor other than a Processor, no less than two million dollars ($2,000,000) per occurrence, providing coverage in the event of loss of confidential data by Servicer (or any Subcontractor), including:

(i)	theft, dissemination and/or unauthorized disclosure or use of Confidential Information and Accountholder Data (including, but not limited to, account information, social security numbers, and confidential corporation information). Such insurance shall also include coverage for credit monitoring, notification expenses and other related costs associated with mitigating a data security or privacy breach; and

(ii)	introduction of a computer virus into, or otherwise causing damage to, a computer, computer system, network or similar computer-related property and the data, software and programs used thereon.

(c) Each policy required by Section 13.1(a) and 13.1(b) must:

(i)	be written by insurance carriers that have an A.M. Best rating of “A” or better or are otherwise acceptable to Bank;

(ii)	provide that such policy may not be terminated or materially modified without thirty (30) days prior written notice to both Bank and Servicer (or Subcontractor); and

(iii)	not include any exclusions that would adversely affect coverage regarding any of the obligations of Servicer hereunder.

(d) A copy of each policy (including such endorsement) and any certificates of insurance evidencing the existence of such policy, or any other documentation related to the requirements of this Section 13.1 reasonably requested by Bank, shall be provided to Bank upon Bank’s request.

(e) Servicer shall promptly provide notice to Bank in the event Servicer receives any notice of nonrenewal or cancellation, lapse, termination or reduction in any insurance coverage required to be maintained pursuant to this Section 13.1.

(f) Bank shall maintain, throughout the Term of this Agreement, appropriate comprehensive general liability insurance policies (which shall include contractual liability), the limit of which shall be no less than a combined single limit of $1,000,000 per occurrence or $5,000,000 in aggregate for bodily injury and property damage.

(g) Bank shall maintain, throughout the Term of this Agreement, an appropriate insurance policy or policies providing coverage in the event of a loss of confidential data by Bank, including Accountholder Data. The policy or policies shall have combined single limits of not less than $3,000,000 per occurrence or $5,000,000 in aggregate.

SECTION 13.2 Reserve Account

Servicer agrees to establish and maintain a Bank owned, Bank controlled demand deposit account, which account shall be maintained at Bank (the “Reserve Account”), as security for all obligations of Servicer under this Agreement. The minimum balance in such Reserve Account as of the first day of any month shall be [*****]. The balance in the Reserve Account shall be adjusted on the first Business Day of each month unless Bank, after consultation with Servicer, requires that the balance be updated on additional dates during the month due to unexpected or excessive growth of Servicer Expenses. The funds may be used by Bank to pay for any Servicer obligations associated with the Programs, including those obligations defined in Schedule A to the extent that they remain outstanding. Bank shall notify Servicer if it uses funds in the Reserve Account for any such payments. Servicer shall replenish the Reserve Account on a monthly basis for any debits pursuant to this Section to maintain the minimum balance. If Servicer does not replenish the Reserve Account within three business days, Bank will prevent further funds from being credited to Net Revenues until such time that the Reserve Account has been replenished. All funds in the Reserve Account shall be returned to Servicer as soon as commercially practicable after the termination of this Agreement once all Programs have been terminated, and any outstanding invoices from Bank and all amounts due to Bank have been paid.

Article XIV – INDEMNIFICATION

SECTION 14.1 Indemnification

(a) Servicer covenants and agrees to indemnify and hold harmless Bank and its parents, subsidiaries and Affiliates and their respective officers, directors, employees and permitted assigns (collectively, the “Bank Indemnitees”), from and against any damages, awards, judgments, settlement amounts, fines, penalties, losses, costs and expenses (including reasonable legal fees and expenses and costs of investigation) and other liabilities (collectively, the “Losses”) arising out of any law suit, action, claim, demand, administrative action, arbitration or other legal proceeding brought or asserted against any Bank Indemnitee as a result of or in connection with: (i) any untrue or inaccurate representation or warranty made by Servicer under or pursuant to this Agreement, or any failure on the part of Servicer to perform or comply with any covenant or obligation required to be performed or complied with by Servicer under or pursuant to this Agreement; (ii) any violation of or noncompliance with Applicable Law by Servicer or any of its contractors (including any Subcontractor), agents or representatives (including any Processor, which shall, for purposes of this Article be deemed to be a contractor of Servicer and not of Bank) (all such contractors, agents and representatives, including the Processor, the “Servicer Contractors”); (iii) any violation of or noncompliance with any state or local law, rule, regulation or ordinance by Servicer or any Servicer Contractor to the extent such state or local law, rule, regulation or ordinance relates to this Agreement or any of the transactions contemplated hereby (including any Program or any Transaction); (iv) claims alleging that any aspect of the Programs violate Applicable Law, including the servicing or deployment the Program, Accountholder fees, Servicer’s Distribution Channels, or Program Materials proposed by Servicer; (v) any misrepresentation or false or misleading statement made by Servicer (or its Subcontractors or other agents or representatives) to any Person, Regulatory Authority or legislative body regarding Bank, a Program, this Agreement or the terms or conditions hereof, (vi) any failure on the part of Servicer or any Servicer Contractor to comply with or discharge any of its or their obligations, liabilities or other amounts due or owing by Servicer or such Servicer Contractor to any third party, including, in the case of Servicer, due or owing to any Servicer Contractor, or (vii) any claims asserted by or on behalf of Accountholders in connection with Other Products; provided, however, that in no event shall any Bank Indemnitee be entitled to be indemnified for any Losses pursuant to this clause (a) to the extent that such Losses arise out of (A) an act of fraud, embezzlement or criminal activity by such Bank Indemnitee or any Bank Contractor (as defined below), (B) the gross negligence, willful misconduct or bad faith by such Bank Indemnitee or any Bank Contractor, or (C) the failure of such Bank Indemnitee to comply with, or to perform its obligations under, this Agreement.

(b) Bank covenants and agrees to indemnify and hold harmless Servicer and its parents, subsidiaries and Affiliates and their respective officers, directors, employees and permitted assigns (collectively, the “Servicer Indemnitees”), from and against any Losses arising out of any law suit, action, claim, demand, administrative action, arbitration or other legal proceeding brought or asserted against any Servicer Indemnitee as a result of or in connection with: (i) any untrue or inaccurate representation or warranty made by Bank under or pursuant to this Agreement, or any failure on the part of Bank to perform or comply with any covenant or obligation required to be performed or complied with by Bank under or pursuant to this Agreement; (ii) any violation of or noncompliance with Applicable Law by Bank or any of its contractors, agents or representatives excluding Servicer or Servicer Contractors (all such contractors, agents and representatives, the “Bank Contractors”); (iii) claims alleging that the content of the Accountholder Agreement and any modifications thereto required by Bank violate Applicable Law, (iv) the written decisioning processes and parameters established by Bank in the Bank CIP Model; (v) any misrepresentation or false or misleading statement made by Bank to any Person, Regulatory Authority or legislative body regarding Servicer, a Program, this Agreement or the terms or conditions hereof, or (vi) any failure on the part of Bank or any Bank Contractor to comply with or discharge any of its or their obligations, liabilities or other amounts due or owing by Bank or such Bank Contractor to any third party, including, in the case of Bank, due or owing to any Bank Contractor (except to the extent Servicer has agreed to satisfy or discharge such obligation, liability or other amount pursuant to this Agreement); provided, however, that in no event shall any Servicer Indemnitee be entitled to be indemnified for any Losses pursuant to this clause (b) to the extent that such Losses arise out of (A) an act of fraud, embezzlement or criminal activity by such Servicer Indemnitee or a Servicer Contractor, (B) the gross negligence, willful misconduct or bad faith by such Servicer Indemnitee or a Servicer Contractor, or (C) the failure of such Servicer Indemnitee or a Servicer Contractor to comply with, or to perform its obligations under, this Agreement.

(c) If any law suit, action, claim, demand, administrative action, arbitration or other legal proceeding (a “Third Party Claim”) is asserted against any Bank Indemnitee or Servicer Indemnitee, as the case may be (as such, the “Indemnified Party”) by any Person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) of this Section 14.1, as the case may be, the Indemnified Party shall give written notice of such Third Party Claim promptly to the Party against whom indemnification may be sought hereunder (the “Indemnifying Party”); provided that the failure to give such notice shall not relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced thereby. The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) Business Days of its receipt of notice of such Third Party Claim, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense and settlement of such Third Party Claim, including, at the Indemnifying Party’s expense, employment of counsel subject to the approval of Indemnified Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense of such Third Party Claim, the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to such Third Party Claim. Any damage to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a Third Party Claim in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense of such Third Party Claim, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party hereunder. In the event that the Indemnifying Party does not assume the entire control of the defense and settlement of such Third Party Claim, any attorneys’ fees or other expenses, including the amount of a settlement or judgment, incurred by the Indemnified Party in defending such Third Party Claim, shall be included in the damages for which the Indemnifying Party shall be obligated to the Indemnified Party, provided that the Indemnified Party can show that the Indemnifying Party was obligated to provide indemnification hereunder, and provided further that in the event that the Indemnified Party does show that the Indemnifying Party was obligated to provide indemnification hereunder, the Indemnified Party shall further entitled to its attorneys’ fees and expenses incurred in making such a showing. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnifying Party have the right to control the defense or settlement of any Third Party Claim to the extent that such Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could result in a material adverse effect upon the business, affairs, financial condition or results of operations of the Indemnified Party (as determined in its good faith judgment).

Article XV – GENERAL PROVISIONS

SECTION 15.1 Relationship of Parties

Bank and Servicer agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Servicer to be treated as partners, joint venturers, or otherwise as joint associates for profit. Notwithstanding the foregoing, to the extent required by Applicable Law, Bank’s appointment of Servicer as Bank’s authorized representative will establish an agency relationship, limited strictly to the rights, duties and obligations as set forth herein.

SECTION 15.2 Non-Solicitation of Employees

Each Party agrees that during the Term it will not seek out or induce any person (by offering employment or otherwise) who is an employee of the other Party to terminate their employment; provided that the foregoing provision will not prevent a Party from hiring any such person (i) who contacts such party in response to a bona fide public advertisement for employment placed by such Party and not specifically targeted at the employees of the other Party, (ii) who has been terminated by the other Party, except for any such person who is otherwise subject to a non-competition obligation to such other Party, (iii) who has not been employed by the other Party during the six months preceding any such action by such hiring or soliciting Party, except for any such person who is otherwise subject to a non-competition obligation to such other Party, or (iv) who contacted such Party of his or her own initiative, prior to the date hereof, with respect to employment by such Party.

SECTION 15.3 Governing Law

The Parties acknowledge that Bank, as a federally chartered savings bank, is regulated by the OCC, and is therefore subject to federal law, and entitled to preemption from state laws to the fullest extent permitted by law. In any matters not so preempted this Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of South Dakota. Each Party hereby submits to the jurisdiction of the federal courts of such state for the resolution of any and all claims arising out of or related to this Agreement, and (subject to Bank’s reservation of preemption rights above) waives any objection to venue with respect to actions brought in such courts.

SECTION 15.4 Severability

In the event that any part of this Agreement is deemed by a court, Regulatory Authority, System or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 15.5 Survival

All representations and warranties made by a Party hereunder, and all covenants made by a Party hereunder which survive the expiration or termination of this Agreement pursuant to any express provision hereof or which by their nature are intended to be performed after termination or expiration hereof, shall survive any termination or expiration of this Agreement. Without limiting the generality of the foregoing, the following provisions shall survive the termination or expiration of this Agreement: Article VIII (Limitation of Liability); Section 9 (Termination; Wind-Down); Article X (Confidentiality); Article XII (Accountholder Data); Article XIV (Indemnification); and Article XV (General Provisions).

SECTION 15.6 Successors and Third Parties

Except as limited by Section 15.7 of this Agreement, the rights and obligations hereunder shall bind and inure to the benefit of the Parties and their successors and permitted assigns.

SECTION 15.7 Assignments

Neither this Agreement nor any provision hereof may be assigned or otherwise transferred by Servicer or Bank without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

SECTION 15.8 Notices

All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address set forth below and sent by certified mail, return receipt requested or by a nationally recognized overnight express courier service. All such notices, requests, and approvals shall be deemed given upon the documented receipt or documented delivery of the notice by the courier service or United State Postal Service. All such notices, requests and approvals shall be addressed to the attention of:

Bank to:	[*****]
Attention: [*****]
Facsimile Number: [*****]
Email: [*****]

Servicer to:	[*****]
Attention: [*****]

With a copy to:	[*****]
Attn: [*****]
[*****]

SECTION 15.9 Waivers

Neither Party shall be deemed to have waived any of its rights, power or remedies hereunder except in writing signed by an authorized agent or representative of the Party to be charged. Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of the other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 15.10 Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

SECTION 15.11 Counterparts

This Agreement may be executed and delivered by the Parties in counterpart, including by electronic signatures, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

SECTION 15.12 Disputes

(a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. In the case of a Dispute relating to account or transaction statements or similar matters, the failure of a Party to notify the other Party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the Party attempting to raise such Dispute.

(b) The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

(c) The proceedings contemplated by this Section 15.12 shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not bar disclosures required by Applicable Law.

(d) The Parties agree that no services to be provided under this Agreement shall be disrupted as a result of any Dispute while such Dispute is pending between the Parties, except as otherwise provided herein.

SECTION 15.13 Force Majeure

In the event either Party is unable to perform its obligations hereunder due to a Force Majeure Event (as defined below) such Party will so notify the other Party promptly and shall be relieved of any liability hereunder flowing from such inability to perform, until such time that the Force Majeure Event has ended provided that the impacted Party shall at all times reasonably endeavor to mitigate the effects of such Force Majeure Event. As used herein, a “Force Majeure Event” shall mean acts of god, fire, power outages, widespread communications network failures, acts of war or terrorism. If a Force Majeure Event continues for a period exceeding thirty (30) consecutive Business Days then the other Party shall be entitled to terminate this Agreement without further liability.

SECTION 15.14 Headings

The various captions and section headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

SECTION 15.15 Drafting Presumption

Servicer and Bank agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one Party or the other drafted this Agreement.

SECTION 15.16 Non-Exclusive Agreement

Bank and Servicer each agree that this Agreement is not intended to create an exclusive relationship of any type between Bank and Servicer and shall not prevent Bank or Servicer from directly, or with one or more third parties, providing or receiving any services of the type contemplated herein. Nothing in this Agreement shall prevent Servicer from establishing or servicing programs and accounts with other banks that are similar to the Programs.

Signature page to follow

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officers or representatives and shall be effective as of the date first above written.

ML Plus LLC		MetaBank, dba Meta Payment Systems

By:	/s/ Diwakar Choubey	By:	/s/ Sheree Thornsberry

Name:	Diwakar Choubey	Name:	Sheree Thornsberry

Title:	Chief Executive Officer and President	Title:	EVP / Head of Payments

SCHEDULE A

[*****]

SCHEDULE B

[*****]

SCHEDULE C

[*****]

SCHEDULE D

[*****]

SCHEDULE E

[*****]